Exhibit 4.23

MEDTRONIC PLC PUERTO RICO EMPLOYEES’

SAVINGS AND INVESTMENT PLAN

(Amended and Restated Generally Effective as of January 26, 2015)

TABLE OF CONTENTS

ARTICLE I APPLICATION AND PURPOSES OF THE PLAN		5
1.1	Application of the Plan	5
1.2	Purposes of the Plan	5

ARTICLE II DEFINITIONS		6
2.1	“Account”	6
2.2	“Administrator”	6
2.3	“Affiliate”	6
2.4	“After-Tax Contributions”	6
2.5	“Beneficiary”	6
2.6	“Board”	6
2.7	“Cash-Out Amount”	6
2.8	“Company”	6
2.9	“Company Stock”	6
2.10	“Compensation”	6
2.11	“Disabled” or “Disability”	7
2.12	“Eligible Employee”	8
2.13	“Employee”	8
2.14	“Employer”	8
2.15	“Entry Date”	8
2.16	“ERISA”	8
2.17	“Forfeitures”	8
2.18	“Highly Compensated Employee”	8
2.19	“Matching Contributions”	9
2.20	“Named Fiduciary”	9
2.21	“Non-Highly Compensated Employee”	9
2.22	“Normal Retirement Date”	9
2.23	“Participant”	9
2.24	“Participating Employer”	9
2.25	“Plan”	9
2.26	“Plan Year”	9
2.27	“PR-Code”	9
2.28	“Pre-Tax Contributions”	9
2.29	“Profit Sharing Contributions”	9
2.30	“Qualified Joint and Survivor Annuity”	10
2.31	“Qualified Optional Survivor Annuity”	10
2.32	“Qualified Non-Elective Contributions”	10
2.33	“Rollover Contributions”	10
2.34	“Successor Employer”	10
2.35	“Trust”	10
2.36	“Trust Agreement”	10
2.37	“Trustee”	10
2.38	“Valuation Date”	10

i

ARTICLE III SERVICE PROVISIONS		11
3.1	“Employment Commencement Date”	11
3.2	“Termination of Employment”	11
3.3	“Hour of Service”	11
3.4	“Computation Period”	13
3.5	“Year of Eligibility Service”	13
3.6	“One-Year Break in Service”	13
3.7	“Period of Service”	14
3.8	“Recognized Break in Service”	14

ARTICLE IV ELIGIBILITY AND PARTICIPATION		14
4.1	Pre-Tax Contributions Eligibility	14
4.2	Profit Sharing Contributions Eligibility	15
4.3	Breaks in Service	15
4.4	Subsequent Eligibility	15
4.5	No Guarantee of Employment	16

ARTICLE V CONTRIBUTIONS		16
5.1	After-Tax Contributions	16
5.2	Pre-Tax Contributions	16
5.3	Matching Contributions	19
5.4	Profit Sharing Contributions	20
5.5	General Limitation on Contributions	20
5.6	Rollover Contributions	20
5.7	Limitation on Highly Compensated Employees	20
5.8	Qualified Non-Elective Contributions	22
5.9	Benefit Limitation	23
5.10	Aggregation of Employers	23

ARTICLE VI INDIVIDUAL ACCOUNTS		24
6.1	Accounts for Participants	24
6.2	Valuation of Accounts	25
6.3	Participant Statements	25

ARTICLE VII FUNDING, INVESTMENT OPTIONS AND PARTICIPANT INSTRUCTIONS		25
7.1	Funding Policy for Plan Accounts	25
7.2	Separate Funds	25
7.3	Loans to Participants	26
7.4	Voting of Company Common Stock	27
7.5	Tender or Exchange Offers Regarding Company Stock	27

ARTICLE VIII DESIGNATION OF BENEFICIARY		28
8.1	Persons Eligible to Designate	28
8.2	Special Requirements for Married Participants	29
8.3	Form and Method of Designation	29
8.4	No Effective Designation	29
8.5	Beneficiary Designation	29

ARTICLE IX VESTING		30

9.1	Benefit on Retirement or Disability	30
9.2	Other Termination of Employment	30
9.3	Death	32

ARTICLE X DISTRIBUTION OF BENEFITS		32
10.1	Time and Method of Payment	32
10.2	Hardship Withdrawals	37
10.3	Other Withdrawals	38
10.4	Tax Pre-payment Withdrawals	38
10.5	Reemployment of a Participant Receiving Benefits Hereunder	39
10.6	Source of Benefits	39
10.7	Incompetent Payee	39
10.8	Payments Pursuant to Qualified Domestic Relations Order	39
10.9	Payment of Taxes	40
10.10	Conditions Precedent	40
10.11	Company Directions to Trustee	40
10.12	Direct Rollovers	40

ARTICLE XI TRUST		40
11.1	Composition	40
11.2	Trustee	40
11.3	Compensation and Expenses of Trustee	41
11.4	No Diversion	41

ARTICLE XII ADMINISTRATION OF PLAN		42
12.1	Administration by Company	42
12.2	Certain Fiduciary Provisions	42
12.3	Evidence	43
12.4	Correction of Errors	43
12.5	Records	43
12.6	General Fiduciary Standard	43
12.7	Prohibited Transactions	44
12.8	Claims Procedure	44
12.9	Bonding	46
12.10	Waiver of Notice	46
12.11	Agent For Legal Process	47
12.12	Indemnification	47
12.13	Use of Electronic Media	47
12.14	Section 404(c) Provisions	47

ARTICLE XIII AMENDMENT, TERMINATION, MERGER		47
13.1	Amendment	47
13.2	Reorganizations of Participating Employers	48
13.3	Permanent Discontinuance of Contributions	48
13.4	Termination	48
13.5	Partial Termination	48
13.6	Merger, Consolidation, or Transfer of Plan Assets	48
13.7	Deferral of Distributions	49

ARTICLE XIV ADOPTION BY PARTICIPATING EMPLOYERS		49
14.1	Adoption of Plan	49
14.2	Merger of Existing Plan	49

ADDENDUM A: PARTICIPANT LOAN PROGRAM		50

ADDENDUM B: SPECIAL VOLUNTARY EARLY RETIREMENT BENEFIT		54

ADDENDUM C: SPECIAL VOLUNTARY EARLY RETIREMENT BENEFIT		55

MEDTRONIC PLC PUERTO RICO EMPLOYEES’

SAVINGS AND INVESTMENT PLAN

Effective May 1, 1983, Medtronic Puerto Rico Operations Company, a corporation organized and existing under the laws of the Cayman Islands, established the Medtronic Puerto Rico Employees’ Savings and Investment Plan (the “Plan” f/k/a the Medtronic Puerto Rico Savings Plan). The Plan has been amended and restated from time to time, with the effective date of the most recent restatement May 1, 2011. In addition, effective June 1, 2006, the Medtronic Puerto Rico Retirement Plan was merged into the Plan.

The Plan is a profit sharing plan containing a cash or deferred arrangement originally intended to qualify under the provisions of the Puerto Rico Internal Revenue Code of 1994 (the “1994 PR-Code”) Sections 1165(a) and 1165(e), and the trust forming a part thereof is intended to be exempt from taxation under the 1994 PR-Code Section 1165(a), ERISA Section 1022(i)(1), and under Section 501(a) of the United States Internal Revenue Code of 1986, as amended. However, for Plan years commenced on or after January 1, 2011 (unless otherwise required by law), the Plan is intended to qualify under the provisions of the Internal Revenue Code for a New Puerto Rico, as amended (the “PR-Code”) Sections 1081.01(a) and 1081.01(d), and the trust forming part thereof is intended to be exempt from taxation under the PR-Code Section 1081.01(a), ERISA Section 1022(i)(1), and under Section 501(a) of the United States Internal Revenue Code of 1986, as amended.

On June 15, 2014, Medtronic, Inc., a Minnesota corporation and parent of the Employer, entered into a Transaction Agreement with Covidien plc and the other parties named therein to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”). In connection with the Transaction, certain technical changes to the Plan are required, including, without limitation, a change in the definition of Company Stock. Therefore, the Company hereby adopts and amends and restates the Plan, effective January 26, 2015.

ARTICLE I

APPLICATION AND PURPOSES OF THE PLAN

1.1 Application of the Plan. Except as otherwise indicated herein, the provisions of the Plan, as set forth herein, shall apply only to individuals who terminate their employment with the Company on or after January 26, 2015 and the rights and benefits, if any, of Employees who terminated their employment prior to such date shall be determined in accordance with the provisions of the Plan in effect at the date of their termination. The same rule shall apply to Beneficiaries of Employees whose employment terminated prior to January 26, 2015.

1.2 Purposes of the Plan. The principal purpose of the Plan is to aid each eligible Employee in the acquisition of financial security for retirement, and to encourage and provide the opportunity for eligible Employees to make regular and systematic retirement savings from current income by pre-tax payroll deductions.

ARTICLE II

DEFINITIONS

Whenever used in the Plan, the following terms, when capitalized, shall have the respective meanings set forth below unless a different meaning is clearly required by the context in which the term is used:

2.1 “Account” means a Participant or Beneficiary’s interest in the Trust of any of the types described in Section 6.1.

2.2 “Administrator” means, for purposes of ERISA Section 3(16)(A), the Company. In the event a Committee is appointed, the term “Administrator” shall be deemed to refer to the Committee to the extent of the duties and obligations delegated to such Committee.

2.3 “Affiliate” means:

(a) any corporation which is a member of a controlled group of corporations (as defined in PR-Code Section 1010.04) which includes the Company; and

(b) any trade or business (whether or not incorporated) which is under common control (as defined in PR-Code Section 1010.04) with the Company.

2.4 “After-Tax Contributions” means contributions to the Plan made by a Participant pursuant to Section 5.1.

2.5 “Beneficiary” means the person, persons, trust or other recipient designated by a Participant or otherwise entitled by law to receive benefits under the Plan upon the death of the Participant.

2.6 “Board” means the board of directors of the Company.

2.7 “Cash-Out Amount” means $5,000.

2.8 “Company” means Medtronic plc, an Irish public limited company, and any Successor Employer thereof.

2.9 “Company Stock” means, prior to January 26, 2015, common stock of Medtronic, Inc. or convertible preferred stock of Medtronic, Inc. that satisfied the requirements of ERISA Section 407(d)(5). On and after January 26, 2015, “Company Stock” means the ordinary shares of the Company, par value $0.0001 per share (as such par value may be adjusted from time to time). Company Stock is readily traded on an established securities market.

2.10 “Compensation” the amount of such Participant’s compensation which is paid by the Participating Employer to or for a Participant during the Plan Year, including, without limitation, sales commissions, retention and formula bonuses paid pursuant to a written agreement, incentive plan payments, overtime, salary continuation payments, sick pay, lump sum merit, developmental or promotion increases, and Pre-Tax Contributions, but excluding:

(a) Amounts received by the Participant in the form of non-cash compensation, such as insurance premium payments other than insurance premium payments made by salary reduction contributions.

(b) Qualified or nonqualified deferred compensation accruals, payments or benefits, to the extent such amounts would have been included as Compensation had they been paid directly to the Participant rather than deferred.

(c) Amounts paid to or for a Participant for services rendered while such Participant was not an Eligible Employee as herein defined.

(d) Contributions (other than salary reduction contributions) by the Participating Employer to this Trust or to any pension, profit sharing or annuity plan intended to qualify under PR-Code Sections 1081.01(a) and 1081.01(d).

(e) Amounts paid to or for a Participant under any insurance plan, long-term disability plan or weekly paid indemnity plan maintained by the Participating Employer.

(f) In the year the Employee becomes a Participant, all amounts paid to such Participant prior to such Participant’s Entry Date.

(g) Amounts paid to or for a Participant as discretionary bonuses, service awards, performance share awards, relocation allowances, or tuition reimbursements.

(h) Amounts paid to or for a Participant under any long term incentive compensation plan or restricted stock plan maintained by a Participating Employer.

(i) Amounts paid to or for a Participant more than 60 days following the Participant’s Termination of Employment that are attributable to services performed prior to such Termination.

(j) Severance or salary continuation payments (other than salary continuation paid by the Participating Employer for sick pay) or payments in connection with any stock option plan (such as stock appreciation rights).

(k) Effective as of May 1, 2012, the term “Compensation” of a Participant for any period shall not consider amounts earned higher than the amount determined under Section 401(a)(17) of the United States Internal Revenue Code of 1986, as amended as adjusted from time to time by the Federal Internal Revenue Service or any other limit provided in the PR-Code.

2.11 “Disabled” or “Disability” means a Participant’s permanent and total incapacity of engaging in any employment for a Participating Employer for physical or mental reasons. A Participant will be considered disabled if he or she is entitled to receive disability income from any long-term disability plan of the Participating Employer. Disability shall be deemed to exist only when a written application has been filed with the Plan Administrator by or on behalf of such Participant and when such Disability is certified to the Plan Administrator by a licensed physician approved by the Plan Administrator.

2.12 “Eligible Employee” means all Employees scheduled to work for the Employer at its Puerto Rico locations, excluding the following:

(a) All individuals providing services pursuant to a contract with another entity that acknowledges it is the employer of the individual.

(b) Any person that a Participating Employer determines, in the exercise of its sole discretion, to be an independent contractor, regardless of any subsequent reclassification by any agency, court or other authority.

(c) An Employee with respect to whom retirement benefits have been the subject of good faith collective bargaining unless the Employee is a member of a group of employees to whom the Plan has been extended by a collective bargaining agreement between a Participating Employer and its collective bargaining representative.

(d) Any Employee of a Participating Employer who is accruing benefits similar to those provided by this Plan under another plan provided by a Participating Employer or an Affiliate.

(e) Any nonresident of Puerto Rico.

(f) All employees employed as replacement Employees to replace another Employee who is absent due to vacation, sickness, disability, leave of absence, maternity or paternity leave or if he or she is employed as an intern or for a specific project of limited duration.

2.13 “Employee” means any person (and only such person), including an officer, who is employed by a Participating Employer or an Affiliate and who a Participating Employer determines in the exercise of its sole discretion to be a common law employee for purposes of the Participating Employer’s payroll system, regardless of any subsequent reclassification by any agency, court or other authority.

2.14 “Employer” means Medtronic Puerto Rico Operations Company and any Successor Employer thereof.

2.15 “Entry Date” means any business day.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17 “Forfeitures” means the non-vested portion of a Participant’s Account which is forfeited pursuant to Section 9.2.

2.18 “Highly Compensated Employee” means, with respect to a Plan Year, any Employee who, is an official of a Participating Employer; a shareholder that owns more than 5%

of the Company’s stocks with voting rights or of the total value of all classes of stocks; or, an Employee earning more than the amount prescribed under Section 414(q)(1)(B) of the United Stated Internal Revenue Code of 1986, as amended as adjusted from time to time by the Federal Internal Revenue Service during the previous taxable year.

2.19 “Matching Contributions” means contributions made to the Plan by the Employer pursuant to Section 5.3.

2.20 “Named Fiduciary” for purposes of ERISA, means the Company in its capacity as Administrator. Other persons are also Named Fiduciaries under ERISA if so provided by said Act or if so identified by the Company, by action of the Board. Such other person or persons shall have such authority to control or manage the operation and administration of the Plan, including control or management of the assets of the Plan, as may be provided by said Act or as may be allocated by the Company, by action of the Board.

2.21 “Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

2.22 “Normal Retirement Date” means the date the Participant attains age sixty-five (65).

2.23 “Participant” means an Employee who enters the Plan as provided herein. An Employee who becomes a Participant will be considered to be a Participant until the earlier of his or her death, payment of all benefits from the Plan to him or her, or his or her forfeiture of all benefits under the Plan.

2.24 “Participating Employer” means Medtronic Puerto Rico Operations Company and any other Affiliate of the Company that adopts the Plan pursuant to Article 14. Any Successor Employer to a Participating Employer shall also be a Participating Employer.

2.25 “Plan” means The Medtronic Puerto Rico Employees’ Savings and Investment Plan as set forth herein or as amended from time to time.

2.26 “Plan Year” means the 12 consecutive month period commencing on May 1 and ending on April 30.

2.27 “PR-Code” means the Internal Revenue Code for a New Puerto Rico, as amended from time to time. Regulations issued under the 1994 PR-Code will continue to govern the interpretation of identical provisions in Sections of the PR-Code until new Regulations are issued.

2.28 “Pre-Tax Contributions” means contributions to the Plan made by a Participant pursuant to Section 5.2.

2.29 “Profit Sharing Contributions” means contributions made to the Plan by the Employer pursuant to Section 5.4.

2.30 “Qualified Joint and Survivor Annuity” means an annuity payable monthly for the life of the Participant with a survivor life annuity payable monthly after the death of the Participant to the person who, as of the annuity commencement date, was the Participant’s spouse, with each monthly payment in an amount not less than fifty percent (50%) of the amount of the annuity payable to the Participant at the time annuity payments commence. The annuity shall be purchased from an insurance company selected by the Administrator in accordance with uniform rules and the terms of the annuity shall comply with the requirements of the Plan. If a Participant is not married, this term shall mean an immediate annuity for the life of the Participant purchased in the same manner as provided above.

2.31 “Qualified Optional Survivor Annuity” means, an annuity payable monthly for the life of the Participant with a survivor life annuity payable monthly after the death of the Participant to the person who, as of the annuity commencement date, was the Participant’s spouse, with each monthly payment in an amount not less than seventy-five percent (75%) of the amount of the annuity payable to the Participant at the time annuity payments commence. The annuity shall be purchased from an insurance company selected by the Administrator in accordance with uniform rules and the terms of the annuity shall comply with the requirements of the Plan.

2.32 “Qualified Non-Elective Contributions” means contributions made to the Plan by a Participating Employer pursuant to Section 5.8.

2.33 “Rollover Contributions” means contributions made to the Plan by an Employee pursuant to Section 5.6.

2.34 “Successor Employer” means any entity that succeeds to the business of a Participating Employer through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan; provided, however, that in the case of such succession with respect to any Participating Employer other than the Employer, the acquiring entity shall be a Successor Employer only if consent thereto is granted by the Company.

2.35 “Trust” means the aggregate of assets described in Section 11.1.

2.36 “Trust Agreement” an agreement entered into between the Company and a Trustee pursuant to Section 11.2.

2.37 “Trustee” means the trustee or trustees appointed and acting from time to time for the purpose of holding, investing and disbursing all or a portion of the Trust.

2.38 “Valuation Date” means the date on which the Trust and Accounts are valued as provided in Article VI. “Valuation Date” means each day the New York Stock Exchange is open for trading. For purposes of Article V of the Plan, Valuation Date shall also include the last day of each Plan Year.

ARTICLE III

SERVICE PROVISIONS

3.1 “Employment Commencement Date” means the date on which an Employee first performs an Hour of Service for a Participating Employer (whether before or after the Participating Employer becomes such), an Affiliate, or a Predecessor Employer. The date on which an Employee first performs an Hour of Service after a One-Year Break in Service is also an Employment Commencement Date.

3.2 “Termination of Employment” The “Termination of Employment” of an Employee for purposes of the Plan shall be deemed to occur upon his or her resignation, discharge, retirement, death, failure to return to active work at the end of an authorized leave of absence or the authorized extension or extensions thereof, failure to return to work when duly called following a temporary layoff, or upon the happening of any other event or circumstance which, under the policy of his or her Participating Employer, Affiliate, or Predecessor Employer as in effect from time to time, results in the termination of the employer-employee relationship; provided, however, that a Termination of Employment shall not be deemed to occur upon a transfer between any combination of Participating Employers, Affiliates, and Predecessor Employers. If the employer-employee relationship is terminated because of the entry of an Employee into the armed forces of the United States and if he or she subsequently returns to employment with a Participating Employer or an Affiliate under circumstances such that he or she has reemployment rights under the provisions of any applicable federal law, for all purposes of the Plan and only for such purposes, he or she shall be deemed to have been on authorized leave of absence during his or her period of military service.

Solely for purposes of this Plan, the employment of an Employee who becomes Disabled while an active Employee of the Participating Employer or an Affiliate shall be considered terminated on the date which is the first anniversary of the first day that an Employee has been absent due to a Disability.

3.3 “Hour of Service” is determined according to this Section 3.3 with respect to each applicable Computation Period. The Company may round up the number of Hours of Service at the end of each Computation Period or more frequently as long as a uniform practice is followed with respect to all Employees determined by the Company to be similarly situated for compensation, payroll, and record keeping purposes.

(a) Hours of Service are computed only with respect to service with Participating Employers (for service both before and after the Participating Employer becomes such), Affiliates, and Predecessor Employers and are aggregated for service with all such employers.

(b) For any portion of a Computation Period during which a record of hours is maintained for an Employee, Hours of Service shall be credited as follows:

(1) Each hour for which the Employee is paid, or entitled to payment, for the performance of duties for his or her employer during the applicable Computation Period is an Hour of Service.

(2) Each hour for which the Employee is paid, or entitled to payment, by his or her employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty, or leave of absence, is an Hour of Service. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single Computation Period). Hours of Service shall not be credited under this paragraph with respect to payments under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws or with respect to a payment which solely reimburses the individual for medical or medically related expenses incurred by the Employee.

(3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the employer is an Hour of Service. Such Hours of Service shall be credited to the Computation Period or periods to which the award or agreement for back pay pertains, rather than to the Computation Period in which the award, agreement, or payment is made. Crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in paragraph (2) shall be subject to the limitations set forth therein.

(4) Hours of Service, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with applicable law and credit for Hours of Service shall be given to the extent and for the purposes provided by the Family and Medical Leave Act of 1993.

(5) Hours under this Section 3.3 shall be calculated and credited pursuant to Section 2530. 200b-2 of the Department of Labor Regulations, which are incorporated herein by this reference, or other federal law to be credited for a period of service with the armed forces of the United States which the Participant entered from employment with an Affiliate on account of induction or enlistment, up to and including the earlier of his or her return to work with an Affiliate or the last day of the period prescribed by law within which said Participant can exercise a statutory right to reinstatement (or in the absence of any applicable law, 90 days from his or her discharge from military service) provided he or she does in fact return to work with an Affiliate within said period.

(6) The Company may use any records to determine Hours of Service, which it considers an accurate reflection of the actual facts.

(c) For any portion of a Computation Period during which an Employee is within a classification for which a record of hours for the performance of duties is not maintained, the Employee shall be credited with 10 Hours of Service for each day for which he or she would otherwise be credited with at least one Hour of Service under Section 3.3(b).

(d) Nothing in this Section 3.3 shall be construed as denying an Employee credit for an Hour of Service if credit is required by any law other than ERISA. The nature and extent of such credit shall be determined under such other law.

(e) In no event shall duplicate credit as an Hour of Service be given for the same hour.

3.4 “Computation Period” means a 12-consecutive month period commencing on the Employee’s Employment Commencement Date and each anniversary thereof. If subsequent to a One-Year Break in Service the Employee has another Employment Commencement Date, Computation Periods for the period beginning on such date shall be computed as though such date were his or her first Employment Commencement Date.

For purposes of determining an Employee’s eligibility, such Employee’s first Computation Period is the 12-consecutive-month period beginning on his or her Employment Commencement Date. His or her second Computation Period is the Plan Year commencing in said 12-consecutive-month period. Each subsequent Plan Year prior to the end of the Plan Year in which the Employee has a One-Year Break in Service is a Computation Period for purposes of eligibility.

3.5 “Year of Eligibility Service” means a Computation Period in which an Employee has at least 1,000 Hours of Service.

3.6 “One-Year Break in Service” means a Computation Period in which the Employee has less than 501 Hours of Service. The One-Year Break in Service shall be recognized as such on the last day of such Computation Period.

(a) Notwithstanding the provisions of Section 3.3; for purposes of determining whether a One-Year Break in Service has occurred, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence; provided, however, that the total number of Hours of Service recognized under this Section 3.6(a) shall not exceed 501 hours. The Hours of Service credited under this Section 3.6(a) shall be credited in the Computation Period in which the absence begins if the crediting is necessary to prevent a One-Year Break in Service in that Computations Period or, in all other cases, in the following Computation Period.

(b) For purposes of Section 3.6(a), an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual; (2) by reason of the birth of a child of the individual; (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual; or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

3.7 “Period of Service” means the aggregate time elapsed between a Participant’s Employment Commencement Date and his or her most recent Termination of Employment or any other date as of which a determination of Period of Service is to be made, expressed in years and days, reduced as follows:

(a) Service with an employer prior to the date it becomes an Affiliate shall be disregarded except as provided in a written instrument executed pursuant to this Section 3.7 by the Chief Executive Officer or the Senior Vice President Human Resources of the Company.

(b) All Recognized Breaks in Service shall be subtracted. Any periods that would have been included in a Recognized Break in Service if Section 3.8(a) did not apply shall also be subtracted.

For purposes of converting days into years, 365 days constitute one year.

3.8 “Recognized Break in Service” means a period of at least 12- consecutive months duration that begins on the day on which an individual’s Termination of Employment occurs. A Recognized Break in Service ends, if ever, on the day on which the individual again performs an Hour of Service for a Participating Employer, an Affiliate or a Predecessor Employer.

(a) If an individual is absent from work for maternity or paternity reasons, the 12-month period beginning with the first day of such absence shall not be included in a Recognized Break in Service.

(b) For purposes of Section 3.8(a), an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual; (2) by reason of a birth of a child of the individual; (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual; or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1 Pre-Tax Contributions Eligibility. Each Employee of a Participating Employer shall become a Participant in the Plan for purposes of Pre-Tax Contributions on the Employee’s Employment Commencement Date; provided the following requirements are met:

(a) The Employee is an Eligible Employee; and

(b) The Employee is classified as a regular full-time or regular part-time Employee.

An Eligible Employee classified as other than a regular full-time or regular part-time Employee shall become a Participant in the Plan on the first Entry Date after the Eligible

Employee has completed at least one Year of Eligibility Service in a Computation Period ending prior to the Entry Date.

If an Employee is not an Eligible Employee (a) on the Employee’s Employment Commencement Date (for a regular full-time and regular part-time Employee); or (b) upon completion of one Year of Eligibility Service (for other than a regular full-time and regular part-time Employee), such Employee shall enter the Plan on the first Entry Date coincident with the date that Employee becomes an Eligible Employee.

4.2 Profit Sharing Contributions Eligibility. Subject to the conditions and limitations of the Plan, each Eligible Employee of a Participating Employer classified as a regular full-time or regular part-time Employee shall become eligible to receive Profit Sharing Contributions pursuant to Section 5.4, as of the first Entry Date of the payroll period that includes the date on which the Eligible Employee completes a one-year Period of Service.

An Eligible Employee classified as other than a regular full-time or regular part-time Employee shall become eligible to receive Profit Sharing Contributions as of the first Entry Date of the payroll period that includes the date on which the Eligible Employee completes one Year of Eligibility Service.

If an Employee is not an Eligible Employee (a) upon completion of a one-year Period of Service (for a regular full-time and regular part-time Employee); or (b) upon completion of one Year of Eligibility Service (for other than a regular full-time and regular part-time Employee), such Employee shall become eligible to receive Profit Sharing Contributions as of the first Entry Date of the payroll period that includes the date that Employee becomes an Eligible Employee.

4.3 Breaks in Service. If a nonvested Employee has a One-Year Break in Service, Years of Eligibility Service prior to such break shall not be recognized for purposes of Section 4.1 if the number of his or her consecutive One-Year Breaks In Service equals or exceeds the aggregate number of his or her Years of Eligibility Service before the break, subject to the following:

(a) The preceding sentence shall not apply unless the Participant has a minimum of five consecutive One-Year Breaks In Service.

(b) If any Years of Eligibility Service are not required to be taken into account by reason of a break-in-service period to which this Section 4.3(b) applies; such Years of Eligibility Service shall not be taken into account in applying this Section 4.3(b) to a subsequent break-in-service period.

(c) For purposes of this Section 4.3, a “nonvested Employee” is an individual who has no vested right to an accrued benefit under the Plan.

4.4 Subsequent Eligibility. Each Participant shall continue to actively participate in the Plan until he or she ceases to be an Eligible Employee. Any Participant who terminates employment, who does not incur a Recognized Break in Service and who is reemployed shall reenter active participation as of such date of reemployment, provided such Participant is an Eligible Employee. If a Participant does not reenter active participation as of such reemployment date because such Participant was not an Eligible Employee, such Participant shall reenter active participation in the Plan on such date the Participant becomes an Eligible Employee. If such Participant incurs a Recognized Break in Service, eligibility will be determined pursuant to Sections 4.3 and 3.6.

4.5 No Guarantee of Employment. Participation in the Plan does not constitute a guarantee or contract of employment with the Employee’s Participating Employer. Such participation shall in no way interfere with any rights the Participating Employer would have in the absence of such participation to determine the duration of the Employee’s employment with the Participating Employer.

ARTICLE V

CONTRIBUTIONS

5.1 After-Tax Contributions. During each Plan Year prior to January 1, 2000, a Participant was able to elect to contribute to the Plan a portion of his Compensation as an After-Tax Contribution. Effective January 1, 2000, the only After-Tax Contributions permitted under the Plan are recharacterized Excess Pre-Tax Contributions as provided in Section 5.7.4.

5.2 Pre-Tax Contributions. Subject to the limitations of Sections 5.2.4, 5.5, 5.7 and 5.9, each respective Participating Employer shall contribute to the Trust for each Plan Year an amount equal to the amount deducted and withheld from the Participants’ Compensation during such Plan Year as a Pre-Tax Contribution made pursuant to a Salary Reduction Agreement as provided in Section 5.2.1. All Pre-Tax Contributions shall be deemed to be Participating Employer contributions.

5.2.1 Salary Reduction Agreement. Except as otherwise provided in Section 5.2.3 below, each Eligible Employee who desires to have Pre-Tax Contributions made on his or her behalf by the Participating Employer for a Plan Year shall be required to enter into a Salary Reduction Agreement. The terms of such Salary Reduction Agreement shall provide for a reduction of the Participant’s Compensation for each payroll period during the Plan Year (or portion of the Plan Year for which the Salary Reduction Agreement is effective) and for the reduction to be contributed by the Participating Employer to the Participant’s Pre-Tax Contributions Account. A Participant may enter into a Salary Reduction Agreement by filing an Agreement with the Administrator pursuant to the uniform and nondiscriminatory rules established by the Administrator.

5.2.2 Amount. All amounts shall be expressed as whole percentages of Compensation for each payroll period as set forth by the Participant in such Salary Reduction Agreement (hereinafter referred to as the “Reduction Percentage”) which is at least one percent (1%) but which does not exceed seventy-five percent (75%) of his or her Compensation for any such payroll period. Pre-Tax Contributions shall be further subject to the following rules and limitations of this Article V.

5.2.3 Automatic Enrollment. Effective for any Eligible Employee hired on or after May 1, 2007, if such Employee does not make an election with regard to Pre-Tax

Contributions within the 60-day period that begins on the date the Employee becomes a Participant in the Plan, such Employee shall be automatically enrolled to contribute 2% of Compensation as a Pre-Tax Contribution. Effective for any Eligible Employee hired on or after May 1, 2010, if such Employee does not make an election with regard to Pre-Tax Contributions within the 60-day period that begins on the date the Employee becomes a Participant in the Plan, such Employee shall be automatically enrolled to contribute 3% of Compensation as a Pre-Tax Contribution. Contributions pursuant to the foregoing will be effective on the first administratively practicable payroll period following the end of the 60-day period and may be changed at any time by the Participant pursuant to Section 5.2.4 of the Plan.

Any Eligible Employee who is employed on May 1, 2010, who is making Pre-Tax Contributions of less than 3% of Compensation and who does not make a new election with regard to Pre-Tax Contributions within the 60-day period that begins on May 1, 2010 shall be automatically enrolled to contribute 3% of Compensation as a Pre-Tax Contribution. Such contribution will be effective on the first administratively practicable payroll period following the end of the 60-day period and may be changed at any time by the Participant pursuant to Section 5.2.4 of the Plan.

A Participant who is automatically enrolled under this Section 5.2.3 or any Participant who so elects, shall have the percentage of his Employee Pre-Tax Contribution automatically increased 1% (up to a maximum of 10%) each year on the anniversary of the Participant’s participation date or as soon as administratively possible thereafter. A Participant may opt out of the automatic increase at any time. Notwithstanding the foregoing, in no event will a Participant’s contribution percentage be increased such that the Participant’s Pre-Tax Contributions exceed the limits provided in Section of the Plan.

A Participant shall not be considered as having failed to make an election if the Participant affirmatively elects to reduce his Compensation by 0%. Amounts contributed pursuant to this Section 5.2.3 shall be invested in compliance with regulations issued by the Secretary of Labor.

5.2.4 Changes to and Termination of Pre-Tax Contributions. A Participant may terminate a Salary Reduction Agreement or revise such Agreement by increasing or decreasing the Reduction Percentage therein at any time during the Plan Year. The Participant may direct the Participating Employer to discontinue, adjust or recommence Pre-Tax Contributions made on behalf of such Participant for subsequent payroll periods by filing with the Administrator an amended Salary Reduction Agreement indicating his or her election to discontinue or revise the amount of Pre-Tax Contributions, as the case may be, or indicating the Participant’s election to again contribute to the Plan after a discontinuance of Pre-Tax Contributions. Any such amended Salary Reduction Agreement may be filed in writing or, if available to the Participant, by electronic media. The amended Salary Reduction Agreement shall become effective with the first occurring payroll period that is administratively possible following receipt of the amended Salary Reduction Agreement by the Administrator. Any modification shall not have retroactive effect and shall remain in force until revoked.

5.2.5 Limitations on Amounts of Pre-Tax Contributions. Pre-tax Contributions under the Plan on behalf of any Participant for any calendar year may not exceed the amount provided by Section 1081.01(d)(7) of the PR-Code. The Pre-Tax Contributions and the corresponding salary reductions made on behalf of any Participant shall cease for the remainder of a calendar year whenever the amount of such contributions equals the dollar limitation described in this Section 5.2.5 for such calendar year. In the event the Pre-Tax Contributions under the Plan by a Participant for any calendar year exceed the limitations of this Section 5.2.5, such excess Pre-Tax Contributions (and any investment income or loss allocable thereto) shall be distributed to the Participant within two and one-half (2 and 1/2) months following the close of the Plan Year for which such excess Pre-Tax Contributions were made, but in any event no later than the end of the first Plan Year following the Plan Year for which the excess Pre-Tax Contributions were made. Alternatively, at the discretion of the Employer, any excess Pre-Tax Contributions may be re-characterized as After-Tax Contributions. Any such recharacterization shall be made in accordance with applicable rules and regulations under the PR-Code and, to the extent permitted by law, shall not result in the forfeiture of any Matching Contributions that would have otherwise been made on such excess Pre-Tax Contributions.

5.2.6 Hardship Withdrawal Penalties. If a Participant receives a hardship withdrawal from his or her Pre-Tax Contributions Account and relies upon the “deemed necessary standard” therein by which the distribution is deemed necessary to satisfy a financial need, the Participant’s Pre-Tax Contributions shall be suspended until the first payroll period beginning at least 12 months after receipt of the hardship withdrawal.

5.2.7 Allocation to Pre-Tax Contributions Account. Pre-Tax Contributions made on behalf of Participants who have entered into a Salary Reduction Agreement shall be allocated to the Participant’s Pre-Tax Contributions Account as of a Valuation Date following the date on which such contributions were made to the Trustee. Notwithstanding the foregoing, any such allocation may be adjusted by the Administrator to the extent necessary pursuant to Sections 5.2.4, 5.5, 5.7 and 5.9. For purposes of allocating income or losses, however, Pre-Tax Contributions shall be credited as of the Valuation Date they are posted to the Participant’s Pre-Tax Contributions Account.

The Pre-Tax Contributions made on behalf of Participants who have entered into Salary Reduction Agreements for a Plan Year may be made by the Participating Employer to the Trustee on the date or dates it selects; provided that the contributions shall be made on the earliest date that they can reasonably be segregated from the Participating Employer’s general assets, but in no event later than the fifteenth (15th) business day of the month following the month in which such contributions have been deducted and withheld from Participants’ Compensation or any other date as required by law or the United States Secretary of Labor.

In the event the Participating Employer is unable to determine and pay the correct amount of a contribution within the time periods provided above, it shall contribute an amount designated as an estimated contribution and shall pay any deficiency as soon as the amount is determined.

5.2.8 Catch-Up Contributions. All Employees who are eligible to make Pre-Tax Contributions under the Plan and who have attained age 50 before the close of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to, the limitations of PR-Code Section 1081.01(d)(7)(C). Such catch-up contributions shall not be taken into account for purposes of the Pre-Tax Contribution limit provided in Section 5.2.5 and the Average Actual Deferral Percentage Test provided in Section 5.7.2.

5.3 Matching Contributions. Until this Plan shall be terminated or modified, and subject to the limitations set forth in Sections 5.2.4, 5.5, 5.7 and 5.9, a Matching Contribution may be contributed by a Participating Employer to the Trust for each Plan Year on behalf of each Participant for whom Pre-Tax Contributions have been made in accordance with the provisions of Section 5.3(a) and allocated in accordance with Sections 5.3(a) and (b).

(a) Matching Contributions made under this Section 5.3 shall be made in cash and shall be allocated, coincident with the Participant’s Pre-Tax Contributions (excluding catch-up contributions), to the Matching Contributions Account of those Participants who are entitled to an allocation as of such date. Matching Contributions may also be allocated as of the last day of the Plan Year equal to the difference, if any, between (i) the sum of fifty percent (50%) of the Participant’s Pre-Tax Contributions (excluding catch-up contributions) that do not exceed six percent (6%) of a Participant’s Compensation for the Plan Year and (ii) the amount of Matching Contributions allocated coincident with the Participant’s Pre-Tax Contributions during the Plan Year (the “True-up Contribution”). Effective May 1, 2009, the True-up Contribution will only be allocated to Participants who are Qualified Employees as of the last day of the Plan Year. This last day of the Plan Year requirement shall not apply to a Participant who, prior to the end of the Plan Year, dies or has a Termination of Employment either on or after he or she attains age 55 and completes a 10 year Period of Service, or on or after he or she attains age 62 regardless of years of Vesting Service.

(b) A Matching Contribution may be made on behalf of each Participant for whom Pre-Tax Contributions have been made pursuant to Section 5.2. The base Participating Employer Matching Contribution of fifty percent (50%) shall be allocated as provided in Section 5.3(a). Any additional Participating Employer Matching Contribution shall be allocated as of the last day of the Plan Year to the Matching Contributions Account of Participants who are entitled to a Matching Contribution and, effective May 1, 2009, who are Eligible Employees as of the last day of the Plan Year. The last day of the Plan Year requirement shall not apply to a Participant who, prior to the end of the Plan Year, dies or has a Termination of Employment either on or after he or she either attains age 55 and completes a 10-year Period of Service in the Plan, or on or after he or she attains age 62 regardless of years of Vesting Service. The exact percentage or amount of the additional Matching Contribution shall be determined for each Plan Year by the Chairman of the Board, Chief Executive Officer or President of the Company in his or her sole discretion. Pre-Tax Contributions in excess of six percent (6%) of a Participant’s Compensation for any Plan Year shall not be eligible for Matching Contributions. To determine the Pre-Tax Contributions that will be matched under the preceding rule, the rule shall be applied with respect to Compensation for the Plan Year.

(c) Matching Contributions will be made on catch-up contributions only to the extent that the sum of Pre-Tax Contributions and catchup contributions made during the Plan Year do not exceed the limit described in Section 5.2.5 of the Plan in effect as of the beginning of the Plan Year.

5.4 Profit Sharing Contributions. In addition to the Matching Contributions described in Section 5.3, the Employer may make Profit Sharing Contributions in cash to the Plan for any Plan Year. Any Profit Sharing Contributions made hereunder shall be allocated as of the last day of each payroll period to the Retirement Plan Account of each Eligible Employee who has met the requirements of Section 4.2 in the same proportion as each such Participant’s Compensation for the payroll period bears to the Compensation of all such Participants eligible to receive a contribution during such payroll period.

5.5 General Limitation on Contributions. The total Pre-Tax Contributions, Matching Contributions and Profit Sharing Contributions to the Plan in any Plan Year shall not exceed the maximum amount allowable as a deduction to the Employer under the provisions of PR-Code Section 1033.09(a).

5.6 Rollover Contributions. Effective January 1, 2011, the Trustee is authorized to accept a rollover contribution or a direct rollover from any Employee (whether or not eligible to otherwise participate in the Plan) if such contributions meet the following criteria:

(a) such contributions represents the totality or a portion of a lump sum distribution received by the Employee from an employee benefit Plan qualified under PR-Code Section 1081.01(a) or 1081.01(d) which is distributed to the Employee by reason of his or her separation from service;

(b) such contributions are transferred directly by the trustee of the transferor plan or are rolled over by the Employee within sixty (60) days after receipt of the distribution;

(c) the spousal consent requirements of ERISA Section 205 were complied with, if applicable; and

(d) such contributions meet any other conditions as determined necessary by the Trustee or the Plan Administrator to comply with PR-Code Section 1081.01(b)(2).

5.7 Limitation on Highly Compensated Employees. With respect to each Plan Year, Pre-Tax Contributions under the Plan for the Plan Year shall not exceed the limitations by or on behalf of Highly Compensated Employees under PR-Code Section 1081.01(d), as provided in this Section. In the event that Pre-Tax Contributions under the Plan by or on behalf of Highly Compensated Employees for any Plan Year exceed the limitations of this Section 5.7, such excess Pre-Tax Contributions and any investment income or loss allocable thereto shall be distributed or recharacterized in accordance with Sections 5.7.3 and 5.7.4.

5.7.1 Definitions. For purposes of this section the following terms have the following definitions:

(a) “Actual Deferral Percentage” means the ratio (expressed as a percentage to the nearest one hundredth of one percent) of the Pre-Tax Contributions and/or Qualified Non-Elective Contributions, if any, made on behalf of a Participant for the Plan Year in relation to the Participant’s Compensation for such Plan Year.

(b) “Average Actual Deferral Percentage” means, with respect to a group of Participants for any Plan Year, the average (expressed as a percentage to the nearest one hundredth of one percent) of the Actual Deferral Percentages of all Participants in the group.

5.7.2 Test. The Pre-Tax Contributions made on behalf of Participants for a Plan Year shall satisfy the Average Actual Deferral Percentage Test set forth in (a) or (b) below:

(a) the Average Actual Deferral Percentage for Highly Compensated Employees shall not be more than the Average Actual Deferral Percentage of Non-Highly Compensated Employees eligible to participate in the Plan multiplied by 1.25; or

(b) the excess of the Average Actual Deferral Percentage for Highly Compensated Employees over the Average Actual Deferral Percentage for Non-Highly Compensated Employees eligible to participate in the Plan shall not be more than two (2) percentage points and the Average Actual Deferral Percentage for Highly Compensated Employees shall not be more than the Average Actual Deferral Percentage of Non-Highly Compensated Employees eligible to participate in the Plan multiplied by 2.0.

(c) For the purposes of this Section 5.7.2, if two or more plans described in PR-Code Section 1081.01(a) are considered one plan for the purposes of PR-Code Sections 1081.01(a)(3) and 1081.01(a)(4), the Average Actual Deferral Percentages shall be calculated as if all Pre-Tax Contributions were made under one plan.

(d) The determination and treatment of the Average Actual Deferral Percentage of any Employee eligible to participate in the Plan shall satisfy such other requirements as may be prescribed by the Secretary of the Puerto Rico Department of the Treasury.

(e) The Administrator may, at any time during the Plan Year, restrict the amount of Pre-Tax Contributions allowed by Highly Compensated Employees if it determines that such restriction is necessary in order to assure the Plan’s compliance with the Average Actual Deferral Percentage Test of PR-Code Section 1081.01(d).

(f) The Administrator shall keep or cause to have kept such records as are necessary to demonstrate that the Plan satisfies the requirements of PR-Code Section 1081.01(d) and the regulations thereunder, in accordance with regulations prescribed by the Secretary of the Puerto Rico Department of the Treasury.

5.7.3 Distribution of Excess Pre-Tax Contributions.

(a) The Administrator shall determine, as soon as is reasonably possible following the close of each Plan Year, the extent (if any) to which Pre-Tax

Contributions by or on behalf of Highly Compensated Employees may cause the Plan to exceed the limitations of Section 5.7 for such Plan Year. If, pursuant to the determination by the Administrator, and as required by the leveling method described in paragraph (b) below, such contributions may cause the Plan to exceed such limitations, then the Administrator shall return to the Highly Compensated Employees any excess Pre-Tax Contributions, together with any income or loss allocable to such amount (determined in accordance with (c) below). If administratively feasible, any amounts distributed shall be returned within two and one-half (2 and 1/2) months following the close of the Plan Year for which such excess Pre-Tax Contributions were made, but in any event no later than the due date for the filing of the Employer’s corporate income tax return in Puerto Rico for the year in which the excess contribution were made, including any extensions.

(b) For purposes of satisfying the Average Actual Deferral Percentage test, the amount of any excess Pre-Tax Contributions for a Plan Year under Section 5.7.3(a) shall be determined by application of a leveling method under which the Actual Deferral Percentage of the Highly Compensated Employee who has the highest such percentage for such Plan Year is reduced to the extent required (i) to enable the Plan to satisfy the Average Actual Deferral Percentage test, or (ii) to cause such Highly Compensated Employee’s Actual Deferral Percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage. This process shall be repeated until the Plan satisfies the Average Actual Deferral Percentage test. For each Highly Compensated Employee, the amount of excess Pre-Tax Contributions shall be equal to the total Pre-Tax Contributions made on behalf of such Highly Compensated Employee (determined prior to the application of the foregoing provisions of this paragraph (b)) minus the amount determined by multiplying the Highly Compensated Employee’s Actual Deferral Percentage (determined after the application of the foregoing provisions of this paragraph (b)) by his Compensation.

(c) The Administrator shall not be liable to any Participant (or Beneficiary, if applicable) for any losses caused by a mistake in calculating the amount of any excess Pre-Tax Contributions by or on behalf of a Highly Compensated Employee and the income or loss allocable thereto.

5.7.4 Re-characterization of Excess Pre-Tax Contributions. Notwithstanding Section 5.7.3, at the Administrator’s discretion, excess Pre-Tax Contributions of Participants as determined under 5.7.3 may be re-characterized as After-Tax Contributions. Any such recharacterization shall be made in accordance with applicable rules and regulations under the PR-Code and, to the extent permitted by law, shall not result in the forfeiture of any Matching Contributions that would have otherwise been made on such excess Pre-Tax Contributions.

5.8 Qualified Non-Elective Contributions. In the event that the Average Actual Deferral Percentage Test of Section 5.7.2 is not satisfied for any Plan Year, in the Board of Director’s discretion, instead of distributing or recharacterizing any excess Pre-Tax Contributions pursuant to Sections 5.7.3 and 5.7.4, the Employer may make Qualified Non-Elective Contributions on behalf of those Participants who are Non-Highly Compensated Employees in an amount sufficient to meet the Average Actual Deferral Percentage of Section 5.7.2. Such additional contributions shall be allocated to the Pre-Tax Contributions Account of each Non-Highly Compensated Participant in the proportion that each such Participant’s Compensation bears to the Compensation of all other Non-Highly Compensated Participants or the Plan Year.

5.9 Benefit Limitation. The provisions of this Section shall be effective for the Plan Year commenced on May 1, 2012.

(a) Notwithstanding any other provision of the Plan to the contrary, in no event shall the annual addition to a Participant’s accounts for any limitation year exceed the lesser of (i) the defined contribution dollar limitation for such limitation year, as defined below, or (ii) the defined contribution compensation limitation for such limitation year, as defined in below.

(b) For purposes of this section, the “defined contribution dollar limitation” for any limitation year is the dollar amount set forth in Section 1081.01(a)(11)(B)(i) of the PR-Code.

(c) For purposes of this section, the “defined contribution compensation limitation” for any limitation year is a dollar amount equal to 100% of the Participant’s compensation for such limitation year as provided under Section 1081.01(a)(11)(B)(ii) of the PR-Code.

(d) For purposes of the rules set forth in this Section, the terms set forth herein shall apply.

(1) The “annual addition” to a Participant’s accounts for a limitation year for purposes of this Plan shall be determined under the provisions of the PR Code (and mainly Section 1081.01(a)(11) of the PR-Code.) In general, the annual addition is generally the sum of employer contributions, employee contributions, and other additions allocated to the Participant’s accounts for such limitation year under the Plan excluding rollover or transfers from other qualified plans.

(2) A Participant’s “compensation” shall, for purposes of the restrictions of this Section, refer to his or her compensation including contributions made by the Participant under a cash or deferred compensation arrangement for such year.

(3) The “limitation year” for purposes of the restrictions under this section shall be the Plan Year.

5.10 Aggregation of Employers. Effective May 1, 2012, the Plan will need to satisfy the requirements of Sections 1081.01(d), 1081.01(a)(3) or 1081.01(a)(4) of the PR-Code considering all employees of all corporations or partnerships which are part of a controlled group of corporations as the term is defined in Section 1010.04 of the PR-Code, a group of related entities as the term is defined in Section 1010.05 of the PR-Code, or a group of affiliated services as the term is defined in Section 1081.01(a)(14) of the PR-Code that have employees which are bona-fide residents of Puerto Rico.

ARTICLE VI

INDIVIDUAL ACCOUNTS

6.1 Accounts for Participants. The following Accounts may be established under the Plan for a Participant for purposes of communicating the source of amounts allocated to Participants.

(a) “After-Tax Contributions Account” means that portion of a Participant’s Account attributable to: (i) Pre-Tax Contributions made by a Participant which have been recharacterized as After-Tax Contributions pursuant to Section 5.7; (ii) any After-tax Contributions made by a Participant pursuant to Section 5.1 prior to January 1, 2000, and (iii) any gains and losses on amounts contributed under (i) or (ii).

(b) “Pre-Tax Contributions Account” means that portion of a Participant’s Account attributable to: (i) Pre-Tax Contributions made by a Participant pursuant to Section 5.2; (ii) Qualified Non-Elective Contributions made by the Employer pursuant to Section 5.8, and (iii) any gains and losses on amounts contributed under (i) or (ii).

(c) “Matching Contributions Account” means that portion of a Participant’s Account attributable to Matching Contributions made by the Employer pursuant to Section 5.3 and any gains and losses on such amounts.

(d) “Retirement Plan Account” means that portion of a Participant’s Account attributable to Profit Sharing Contributions made by the Employer pursuant to Section 5.4, that portion of a Participant’s Account attributable to amounts transferred from the Medtronic Puerto Rico Retirement Plan, and any gains and losses on such amounts.

(e) “Rollover Contributions Account” means that portion of a Participant’s Account attributable to Rollover Contributions made by a Participant in accordance with Section 5.6 and any gains and losses thereon.

(f) “Loan Account” means the portion of a Participant’s Account attributable to unpaid principal and accrued interest on a loan to a Participant or Beneficiary, under the Participant Loan Program adopted by the Company and attached hereto as Addendum A.

Any one or more of the above types of Accounts may be established for a Participant if required by the Plan or if considered advisable by the Administrator in the administration of the Plan. The Administrator may also establish additional separate Accounts as necessary. Except as expressly provided herein to the contrary, the Trust shall be held and invested on a commingled basis, Accounts shall be for bookkeeping purposes only, and the establishment of Accounts shall not require any segregation of Trust assets.

6.2 Valuation of Accounts. As of each Valuation Date, each Account shall be adjusted to reflect the effect of contributions, distributions, transfers, income, and all other transactions with respect to the Trust since the preceding Valuation Date, as follows:

(a) The number of shares of Company Stock and/or other assets held in the Account as of the preceding Valuation Date shall be reduced to reflect any subsequent distributions, or other dispositions.

(b) The Account shall be adjusted to reflect gain or loss on assets other than Company Stock, any stock dividends, stock splits, reverse splits, recapitalizations, or the like.

(c) The Account shall be adjusted to reflect any contributions allocated thereto.

6.3 Participant Statements. Each calendar quarter the Administrator shall provide each Participant with a statement of his or her Account balances as of the end of the immediately preceding calendar quarter.

ARTICLE VII

FUNDING, INVESTMENT OPTIONS AND PARTICIPANT INSTRUCTIONS

7.1 Funding Policy for Plan Accounts. The Company shall (a) establish a funding policy for the Plan consistent with the needs of the Plan and in accordance with applicable law; and (b) communicate this policy to the Trustee in writing, and direct and supervise the Trustee’s actions to see that this policy is carried out. The Company may, however, delegate this function to an investment manager. An investment manager (if appointed) shall be charged with the power to direct the Trustee as to the management, acquisition or disposal of any or all assets of the Trust (as designated in the delegation) and must be registered as an investment adviser under the Investment Advisers Act of 1940, be a bank as defined in said Act, or be an insurance company qualified to manage, acquire or dispose of assets of the Plan under the laws of more than one state, and must have acknowledged in writing that the investment manager is a fiduciary with respect to the Plan.

7.2 Separate Funds. In recognition of the fact that existing and future Participants and Beneficiaries may have diverse economic situations which make it desirable to permit some degree of individual selection of different types of investments in the portion of the Trust, the Company may establish separate funds under the Plan from time to time, subject to the following provisions of this Section 7.2. A pooled investment fund shall be treated as a separate fund under Section 7.2 to the extent the provisions of this Section 7.2 do not conflict with the terms of the service agreement and Trust Agreement executed in connection with the pooled fund.

7.2.1 Establishment of Separate Funds. The Company may at any time or from time to time establish separate funds by written resolution. Any separate fund shall at all times remain a part of the Trust and subject to all of the Trust provisions, and the total of such separate funds existing at any time, in addition to funds that are not so separately invested, shall comprise the total Trust attributable to Plan Accounts.

In establishing separate funds, the Company may authorize, but shall not require, each Participant or Beneficiary having an interest in the Trust to direct the Trustee to transfer all or part of the assets allocated to him or her from one separate fund to another and to allocate future contributions to any separate fund, at such time or times and upon such terms and restrictions as the Company may determine; provided, however, that all such terms and restrictions shall:

(a) Be uniform, requiring persons in like circumstances to be treated in the same manner (although the Administrator’s rules may distinguish between types of Plan Accounts);

(b) Grant to each Participant and Beneficiary for each type of Account the right to select the separate fund or funds (authorized by the Company) in which the assets allocated to him or her are to be invested; and

(c) Specify the general nature or type of investments to be utilized for each separate fund.

If Participants and Beneficiaries are authorized to provide investment direction to the Trustee, such direction may be given to the Trustee in writing or otherwise, provided the Participant or Beneficiary has the opportunity to obtain written confirmation of his or her direction. The Trustee is obligated to comply with the Participant or Beneficiary’s directions except as provided in Department of Labor Regulations Sections 2550.404c-1(b)(2)(ii)(B) and 2550.404c-1(d)(2)(ii). If the Participant or Beneficiary is authorized to direct the assets allocated to him or her and no direction is provided to the Trustee with respect to any contribution to the Plan, the Trustee shall credit the contribution to the Participant or Beneficiary’s Account and shall invest such contribution pursuant to the direction of the Company.

Separate funds established pursuant to this Section 7.2.1 may be created as a part of a trust fund. Investment changes may be made on any Valuation Date.

7.2.2 Valuation of Separate Funds and Plan Accounts. Each separate fund shall be valued in the same manner and at the same time as the Trust is required to be valued as provided in Section 6.2.

7.2.3 Consolidation of Funds. At such time or times as the Company may determine, one or more separate funds may be consolidated, using fair market values as of the date of consolidation. The consolidation is to be governed by uniform terms, restrictions, rules and conditions as established by the Company. The consent of any individual Participant or Beneficiary shall not be required to permit a consolidation.

7.2.4 Reinvestment of Earnings. Dividends, interest, gains and other income received by the Trustee with respect to any of the Investment Funds shall be invested in the same Investment Fund in which the investment yielding such dividend, interest, gain or other income is held.

7.3 Loans to Participants. The Company will permit loans to be made from the Plan. All loans will be governed in accordance with Addendum A to the Plan entitled “Participant

Loan Program,” as may be amended from time to time by the Company, the provisions of which will be deemed a part hereof.

7.4 Voting of Company Common Stock. Each Participant is, for purposes of this Section 7.4, hereby designated a “named fiduciary” within the meaning of ERISA Section 402(a)(2) and shall have the right to direct the Trustee as to the manner in which shares of Company Stock allocated to such Participant’s Accounts are to be voted on each matter brought before an annual or special stockholders’ meeting of the Company. In addition, each Participant, as a named fiduciary, shall also direct the vote of a portion, as determined in the following paragraph, of any shares of Company Stock for which a signed voting direction instruction is not timely received from the Participants to whose account the shares are allocated. Before each annual or special meeting of the stockholders of the Company, the Administrator shall send each Participant a copy of the proxy solicitation materials, together with a form requesting confidential instructions to the Trustee on how to vote the shares of Company Stock held in the Trust. Instructions received from Participants by the Trustee shall be held in the strictest confidence and shall not be divulged or released to any person, including officers or Employees of the Company or any Participating Employer.

The Trustee shall vote all shares of Company Stock held by it as part of the Trust in proportion to “votes” cast by Participants, as follows:

(a) The Trustee shall determine the aggregate number of shares held in all Plan Accounts.

(b) The Administrator shall determine the Participant’s interest in his or her Account as a percentage of the interests of all Participants’ in their Accounts.

(c) The number of “votes” the Participant may cast shall be determined by applying the percentage in (b) to the aggregate number of shares in (a).

(d) The Trustee shall determine the number of “votes” for, against and abstaining with respect to each proposition, and shall vote, in person or by proxy, all of the shares of Company Stock held in the Trust in proportion to the “votes” received.

The determinations in (a), (b), and (c) shall be as of a Valuation Date selected by the Company which is not more than ninety (90) days preceding the record date for the meeting. It is intended that by reason of the foregoing provisions allocated shares held for the benefit of Participants who do not give voting instructions, will be voted by the Trustee in proportion to the instructions actually received.

7.5 Tender or Exchange Offers Regarding Company Stock. Each Participant is, for purposes of this Section 7.5, hereby designated a “named fiduciary” within the meaning of ERISA Section 402(a)(2) and shall have the right to direct the Trustee whether shares of Company Stock allocated to such Participant’s Accounts are to be tendered in a tender or a tender exchange offer with respect to shares of Company Stock. If the Trustee does not receive timely instruction from a Participant as to the manner in which to respond to such a tender or exchange offer, such Participant shall be deemed to have timely instructed the Trustee not to tender or exchange any shares of Company Stock with respect to which such Participant has the right of direction. As soon as practicable after the commencement of a tender or exchange offer (an “Offer”) for shares of Company Stock, the Company shall use its best efforts to cause each Participant to be advised in writing of the terms of the Offer, and to be provided with forms by which the Participant may instruct the Trustee, or revoke such instruction, to tender or exchange shares of Company Stock, to the extent permitted under the terms of such Offer. The Trustee shall follow the directions of each Participant. In advising Participants of the terms of the Offer, the Company may include statements from the Board setting forth its position with respect to the Offer. The giving of instructions by a Participant to the Trustee to tender or exchange shares and the tender or exchange thereof shall not be deemed a withdrawal or suspension from the Plan solely by reason of the giving of such instructions and the Trustee’s compliance therewith. Instructions by Participants pursuant to this Section 7.5 shall apply to allocated shares held in all Accounts of Participants. The number of shares as to which a Participant may provide instructions shall be determined as follows:

(a) The Trustee shall determine the aggregate number of shares held in all Accounts of Participants.

(b) The Administrator shall determine the Participant’s interest in his or her Accounts as a percentage of the interests of all Participants in their Accounts.

(c) The Participant may provide instructions with respect to a number of shares of Company Stock determined by applying the percentage in (b) to the aggregate number of shares in (a). If the Participant directs tender or exchange of the shares for which he or she may provide instructions, the Trustee shall follow that instruction. The Trustee shall not tender or exchange the shares for which a Participant may provide instructions if the Participant (1) directs against their tender or exchange or (2) gives no direction.

Said determination shall be as of the close of business on the day preceding the date on which the Offer is commenced or such earlier date as shall be designated by the Company as the Company, in its sole discretion, deems appropriate for reasons of administrative convenience. Any securities received by the Trustee as a result of a tender or exchange of shares of Company Stock shall be held, and any cash so received shall be invested in short-term investments pending any reinvestment by the Trustee, as it may deem appropriate, consistent with the purposes of the Plan.

ARTICLE VIII

DESIGNATION OF BENEFICIARY

8.1 Persons Eligible to Designate. Any Participant may designate a Beneficiary to receive any amount payable from the Trust as a result of the Participant’s death. The Beneficiary may be one or more persons, natural or otherwise. By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator. A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein. A Beneficiary designation that designates a spouse as a Beneficiary will be deemed revoked in the event the spouse and Participant are divorced at the time of the

Participant’s death; unless the Participant enters into a new Beneficiary designation following the divorce that names the former spouse as the Participant’s Beneficiary.

8.2 Special Requirements for Married Participants. Notwithstanding the provisions of Section 8.1, if a Participant is married at the time of his or her death, his or her Beneficiary shall be his or her spouse unless the spouse has consented in writing to the designation of a different Beneficiary, the spouse’s consent acknowledges the effect of the designation, and the spouse’s consent is witnessed by a representative of the Plan or a notary public. The previous sentence shall not apply if it is established to the satisfaction of the Administrator that such consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be prescribed by law.

8.3 Form and Method of Designation. Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to the Administrator and shall be filed with the Administrator. The Administrator and all other parties involved in making payment to the Beneficiary may rely on the latest Beneficiary designation on file with the Administrator at the time of payment or make payment pursuant to Section 8.4 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason. A Beneficiary designation that was filed with the Administrator for the Plan shall continue to remain in full force and effect until such time as such Beneficiary designation is revoked and a new Beneficiary designation is filed with the Administrator for the Plan.

8.4 No Effective Designation. If there is not on file with the Administrator an effective designation of Beneficiary by a deceased Participant, or if no designated Beneficiary survives the Participant, his or her Beneficiary shall be the person or persons surviving him or her in the first of the following classes in which there is a survivor:

(a) The Participant’s spouse, if living.

(b) The Participant’s children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, such issue shall take by right of representation, the share their parent would have taken if living.

(c) The Participant’s parents in equal shares, if both are living or, if one is living, to such survivor.

(d) The Participant’s brothers and sisters in equal shares.

(e) The Participant’s estate.

Determination of the identity of the Beneficiary in each case shall be made by the Administrator.

8.5 Beneficiary Designation. A Beneficiary may designate a successor Beneficiary. Each such designation shall be made according to the same rules (other than Section 8.2) applicable to designations by a Participant. If a Beneficiary fails to make such designation, the balance of any payments remaining due will be payable to a contingent Beneficiary if the Participant’s Beneficiary designation so provides, otherwise to the estate of the deceased Beneficiary.

ARTICLE IX

VESTING

9.1 Benefit on Retirement or Disability. If a Participant’s Termination of Employment occurs on or after he or she attains age 62, or on or after the date upon which he or she becomes Disabled, he or she shall be 100% vested in his or her entire Account. Such Participant’s Account, as adjusted pursuant to Section 6.2, shall be distributed to him or her in the manner specified in Article X.

9.2 Other Termination of Employment. If a Participant’s Termination of Employment occurs (for any reason other than his or her death) under circumstances such that he or she is not entitled to a benefit under Section 9.1, the Participant shall be entitled to a benefit equal to the vested percentage of his or her Account determined in the manner described in this Section 9.2, as adjusted under Section 6.2, and payable in the manner described in Article X.

9.2.1 Full Vesting. A Participant shall be 100% vested at all times in amounts allocated to his or her After-Tax Contributions Account, Pre-Tax Contributions Account, Retirement Plan Account, and Rollover Account. These amounts, together with the vested portion of the Participant’s Matching Contributions Account, determined in accordance with the vesting schedule set forth in 9.2.2 below, shall be distributed at the same time and same manner as described in Article X.

9.2.2 Vesting in Matching Contributions Account. In the event of the Participant’s Termination of Employment under Section 9.2, the Participant’s vested interest in his or her Matching Contributions Account shall be determined in accordance with the following vesting schedule, depending upon the Participant’s Period of Service at the time of his or her Termination of Employment, as follows:

Period of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2	20%
2 years but less than 3	40%
3 years but less than 4	60%
4 years but less than 5	80%
5 years or more	100%

Any amount not vested under the foregoing vesting schedule shall constitute a forfeiture pursuant to the terms of Section 9.2.3.

9.2.3 Forfeitures. A Participant’s entire Period of Service shall be taken into account for purposes of computing the vested portion of his or her Accounts, except that in the case of a terminated Participant who has incurred five (5) consecutive one-year Recognized

Breaks in Service, any Period of Service after such break shall not be taken into account in determining the vested percentage of his or her Accounts which accrued prior to such five consecutive one-year Recognized Breaks in Service. If a Participant terminates employment and receives a complete lump sum distribution of his or her entire Account at a time when he or she has less than a 100% vested interest in his or her Accounts, the Participant shall immediately forfeit the nonvested portion of the Account. In the event a distribution occurs prior to the date on which the Participant has incurred five consecutive one year Recognized Breaks in Service, and the Participant returns to service prior to such date, the forfeited amounts shall be restored by the Participating Employers at the request of the Participant on a pro rata basis to a separate account of the Participant without adjustment for gains or losses. If a Participant terminates employment with any Affiliate at a time when his or her vested Account balance has no vested interest in his or her Account, he or she will be deemed to have received a distribution of his or her Account.

If the Participant has a subsequent Termination of Employment, if he or she is not then 100% vested in his or her reinstated separate account, the benefit to which he or she shall be entitled therefrom shall be determined by the formula:

X – Y

100% - Y

where X is the vested percentage at the relevant time and Y is the vested percentage at the time of the prior termination.

If a Participant has received some but not all of the vested portion of his or her Account, and the Participant subsequently becomes eligible to share in contributions of the Participating Employer, a separate Matching Contributions Account shall be established for the Participant for each subsequent period of eligibility. The amounts in the separate accounts from which partial distributions have previously been deducted shall be vested at any relevant time as (“X”) determined by the following formula: X = P(AB +(R x D)) – R x D, where P is the vested percentage at the relevant time, AB is the account balance of the separate account at the relevant time, D is the amount of the distribution, R is the ratio of the account balance of the separate account at the relevant time to the balance of the separate account immediately after the distribution, and the relevant time is the time at which, under the Plan, the vested percentage in the Account cannot increase.

The amount required to reinstate an Account pursuant to this Section 9.2.3 as of the last day of a Plan Year shall be provided from the following sources in the priority indicated:

(a) Amounts forfeited under this Section 9.2.3 for the Plan Year.

(b) Participating Employer contributions for the Plan Year.

(c) Net income or gain of the Trust not previously allocated to other Accounts.

The benefit under this Section 9.2.3 shall be paid at the times and in the manner determined under Article X.

Any amounts forfeited may be used to reinstate Accounts, defray administrative expenses, or reduce Participating Employer contributions in the year in which the forfeiture arises or in a subsequent year. For purposes of this Section 9.2.3, Participating Employer contributions shall mean the amount of the Participating Employer allocation to a Participant’s Matching Contributions Account expressed as a percentage of Compensation for the year that was communicated to Employees by the Participating Employer in accordance with its customary procedures at the beginning of the Plan Year.

9.3 Death. If a Participant’s Termination of Employment is the result of his or her death, the Participant shall be 100% vested in his or her Accounts. Such benefit shall be paid to his or her Beneficiary at the times and in the manner determined under Article X. If a Participant’s death occurs after his or her Termination of Employment, a distribution of the balance of his or her Accounts shall be made to his or her Beneficiary in accordance with the provisions of Article X.

ARTICLE X

DISTRIBUTION OF BENEFITS

10.1 Time and Method of Payment. The Trustee, in accordance with the instructions of the Administrator and in the manner provided herein, shall pay the benefit to which a Participant or Beneficiary may become entitled under Article IX at such time and in such manner as the Participant or Beneficiary, as the case may be, may elect, subject to the provisions of this Article X. All Account distributions that are held in Company Stock shall be made in Company Stock, except that: (a) a fractional share of Company Stock shall be converted and distributed in cash; (b) if consented to by the Participant or Beneficiary, part or all of a distribution may be distributed in the form of cash; and (c) if the Participant’s Account balance is less than or equal to the Cash-Out Amount, distribution shall be made in the form of cash.

10.1.1 Time of Distribution. Benefits of a Participant whose vested Account exceeds the Cash-Out Amount shall commence not later than the first day of April following the calendar year in which:

(a) the Participant has a Termination of Employment, and

(b) the Participant attains age 701/2, or

(c) the 60th day following the close of the Plan Year in which the distribution event occurs unless the Participant elects a later date or the amount of payment cannot be ascertained by such date.

Notwithstanding any provision of this Section 10.1 to the contrary, the distribution of Loan Accounts shall comply with the rules set forth in the Participant Loan Program attached hereto as Addendum A and with the terms of the promissory notes, consents and any other agreements entered into in connection with the loans.

10.1.2 Forms of Distribution. All distributions shall be made in a single lump sum payment except as provided in Section 10.1.3 below.

10.1.3 Former Retirement Plan Account Distributions. Any amounts allocated to a Participant’s Former Retirement Plan Account attributable to amounts transferred from the Medtronic Puerto Rico Retirement Plan, shall be distributed pursuant to this Section 10.1.3.

Unless the Participant elects to receive a lump sum payment or a Qualified Optional Survivor Annuity pursuant to a qualified election within the applicable election period, a Participant’s vested benefit shall be applied to the purchase of a Qualified Joint and Survivor Annuity. The Administrator shall direct the Trustee as to the purchase of an annuity contract based on such considerations as the Administrator, in its sole discretion, deems appropriate. In the case of a Qualified Joint and Survivor Annuity, the applicable election period is the one hundred eighty (180) day period ending on the “annuity starting date” (i.e., the first day of the first period for which an amount is paid as an annuity or in any other form).

In order to be a qualified election, an election of a lump sum benefit or Qualified Optional Survivor Annuity must be consented to by the Participant’s spouse in writing unless the Participant can establish to the satisfaction of the Administrator that he has no spouse or the spouse cannot be located. The spouse’s consent to a lump sum distribution or Qualified Optional Survivor Annuity must specify an alternative Beneficiary, if any, and may not be changed without written spousal consent (or the consent of the spouse shall specifically waive the right to consent to subsequent beneficiary or benefit form changes by the Participant). Further, the consent must acknowledge the effect of such election and must be witnessed by a notary public. Any consent necessary under this provision will be valid only with respect to the spouse who signs the consent, or in the event of an deemed qualified election, the designated spouse. A Participant may revoke any prior elections of a lump sum payment or Qualified Optional Survivor Annuity without the consent of the spouse at any time before commencement of benefits. However, unless the spouse has expressly consented to future designations without further consent, a Participant may not modify any election consented to by a spouse without the spouse’s consent as provided above. A spouse’s consent may not be revoked by the spouse without the Participant’s written consent.

Where distribution in the form of a Qualified Joint and Survivor Annuity is required, the Administrator shall, no less than 30 days and no more than 180 days prior to the annuity starting date, provide each Participant a written explanation of (i) the terms and conditions of the Qualified Joint and Survivor Annuity and the Qualified Optional Survivor Annuity; (ii) the Participant’s right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of a Participant’s spouse; and (iv) the right to make and the effect of a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

The annuity starting date for a distribution in a form other than a Qualified Joint and Survivor Annuity may be less than 30 days after receipt of the written explanation described above, provided: (i) the participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity and elect (with spousal consent) to a form of distribution other than a Qualified Joint and Survivor Annuity; (ii) the Participant is permitted to revoke any affirmative distribution election at least until the annuity starting date or, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor

Annuity is provided to the Participant; and (iii) the annuity starting date is a date after the date that the written explanation was provided to the Participant.

Notwithstanding the foregoing, pursuant to this paragraph, the annuity starting date may be prior to receipt of the written explanation of benefits described above (a “Retroactive Annuity Starting Date”). The participant may elect to have his or her benefit commence as of the Retroactive Annuity Starting Date if delay of the written explanation was due to circumstances beyond the control of the Participant. “Circumstances beyond the control of the Participant” shall be limited to: job elimination, reduction in force or plant closing, divestiture, involuntary termination of a retirement eligible Participant, termination under a separation and release agreement, retroactive disability retirement determination, Participant becoming terminally ill with death likely to occur within 60 to 90 days, and any other circumstances which the Administrator, in its discretion, deems to be beyond the control of the Participant. If the Participant does not elect to use the Retroactive Annuity Starting Date, and alternative Annuity Starting Date will be provided in the notice and will be a date following the receipt of the notice. If the Participant elects to use the Retroactive Annuity Starting Date, the following provisions shall apply:

(a) If the election of the Retroactive Annuity Starting Date will reduce the Participant’s spouse’s survivor annuity payments, the spouse must consent to the election of the Retroactive Annuity Starting Date.

(b) The distribution must commence not more than 180 days after written explanation is provided, unless more than 180 days after written explanation is provided, unless more than 180 days are needed due to reasonable administrative delay.

(c) The future periodic payments, if any, to be paid to the Participant must be the same as the future periodic payments that would have been paid to the Participant had payments actually commenced on the Retroactive Annuity Starting Date.

(d) The Participant must receive a make-up payment to reflect any missed payment or payments for the period from the Retroactive Annuity Starting Date to the date of the actual make-up payment, with an adjustment for a reasonable rate of interest.

(e) The benefit determined as of the Retroactive Annuity Starting Date must otherwise satisfy the requirements of ERISA Section 205(g)(3), if applicable, with the applicable interest rate and applicable mortality table determined as of that date.

(f) The Retroactive Annuity Starting Date elected by the Participant may not be earlier than the date by which the Participant could have otherwise started to receive benefits, i.e., the date may not be earlier than the Participant’s termination of employment or retirement or such later date as may be permitted under the terms of the Plan with respect to the Participant.

(g) The distribution complies in all respects with any other requirements set forth in the final regulations issued by the United States Internal Revenue Service relating to retroactive annuity starting dates.

If the Participant does not make any election within 180 days of receiving a written explanation, a new explanation will be issued upon a renewed request for benefits by the Participant. If a second explanation is required, the participant will no longer be permitted to use the Retroactive Annuity Starting Date.

10.1.4 Distributions Due to Death.

(a) Death After Distributions Begin. In the event a Participant dies after payment of benefits is deemed to have commenced, remaining payments, if any, shall continue to the Participant’s Beneficiary in accordance with the form of benefit in effect prior to the Participant’s death.

(b) Death Before Distributions Begin. Except as provided in (c) below, if a Participant dies before distribution is deemed to have commenced, the Participant’s vested Account shall be distributed to his or her Beneficiary in a single lump sum at a time which is no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Participant’s death or, if the designated Beneficiary is the surviving Spouse of the Participant, the date on which the Participant would have attained age 701/2. If the Spouse dies before payments begin, subsequent distributions shall be made as if the Spouse had been the Participant.

(c) Death Before Distributions Begin – Former Retirement Plan Account. If the Participant dies prior to the date payment of retirement benefits commences, any amounts in the Participant’s Former Retirement Plan Account will be used to purchase a qualified preretirement survivor annuity payable monthly for the life of the Participant’s spouse, if any, unless the Participant elects to waive payment in the form of annuity. The annuity will commence on the date the Participant would have attained his or her Normal Retirement Date or, if later, within a reasonable period immediately following the Participant’s death, unless the spouse elects and consents to an earlier distribution commencement date. The Participant may make such an election at any time during the period beginning on the first day of the Plan Year in which the Participant attains age 35 and ending on the date of the Participant’s death. Further, a terminated Participant may make such an election at any time beginning on the first day of the Plan Year in which the Participant attains age 32 (but not earlier than such Participant’s Termination of Employment). Any such election shall not be effective unless:

(1) The election designates a specific Beneficiary (by name or by class, contingent or not), which may not be changed without consent (except to the extent the consent expressly permits changes in the Participant’s designation without further consent); and

(2) The Participant’s spouse files a written consent to such election with the Plan Administrator which acknowledges the effect of the Participant’s election and which is witnessed by a notary public; or

(3) It is established to the satisfaction of the Plan Administrator that the consent described in clause (2) may not be obtained because the Participant has no spouse or the spouse cannot be located, or because of such other circumstances as may be prescribed by law.

An election to waive the qualified preretirement survivor annuity form of payment may be revoked by the Participant at any time during the period that such election may be made.

The Administrator shall provide each Participant with a written explanation by mail or personal delivery containing comparable information to that required in the explanation of the Qualified Joint and Survivor Annuity described in 10.1.3 above, during whichever of the following periods ends last:

(1) the period beginning with the first day of the Plan Year in which the Participant attains the age of 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35; or

(2) a reasonable period after the individual becomes a Participant; except that in the case of a Participant who separated from service prior to attaining age 35, a reasonable period after separation from service.

A “reasonable period” for purposes of this paragraph means a period ending one year after the date the applicable event occurs.

If the surviving spouse elects, the Participant’s Former Retirement Plan Account shall be distributed in a lump sum payment. If the Participant is not married at the time of death, the Participant’s Former Retirement Plan Account shall be distributed to the Participant’s Beneficiary in a lump sum payment.

(d) Notwithstanding the foregoing, the Company shall distribute the Participant’s vested Account to the Beneficiary in a single lump sum as soon as reasonably practicable following the date of the Participant’s death if the Participant’s vested Account balance is less than or equal to the Cash-Out Amount as of the date of distribution.

10.1.5 Distribution of Cash-Out Amount. Notwithstanding any provision of this Section 10.1 to the contrary, if the total value of a Participant’s Account is less than or equal to the Cash-Out Amount, his or her benefits shall be paid as a single sum distribution promptly after his or her Termination of Employment.

10.1.6 Distribution of Loan Account. Notwithstanding any provision herein to the contrary, if an Account of a Participant contains a segregated Loan Account, the assets in said segregated Loan Account (namely the unpaid note) shall be distributed in kind 30 days from the Participant’s Termination of Employment for any reason or, as of the first date any distribution is made to the Participant following Termination of Employment, if earlier, and such distribution shall be considered as a total distribution of the entire segregated Loan Account.

10.2 Hardship Withdrawals. As of any Valuation Date prior to Termination of Employment, a Participant may make withdrawals from his or her Pre-Tax Contributions Account but only for the purpose of enabling the Participant to meet a financial hardship. Amounts will be distributed under this Section 10.2 only upon the Administrator’s written direction to the Trustee after the Administrator has determined that the Participant has satisfied the criteria necessary to receive a hardship withdrawal.

A distribution is on account of a financial hardship only if the distribution is both made on account of an immediate and heavy financial need of the Employee and is necessary to satisfy (and does not exceed) such financial need.

(a) Immediate and Heavy Financial Need. In general, the determination of whether an Employee has an immediate and heavy financial need shall be made by the Administrator on the basis of all relevant facts and circumstances. Unless the Employer adopts additional nondiscriminatory and objective criteria for making this determination, a distribution will be deemed to be made on account of an immediate and heavy financial need of the Employee only if the distribution is on account of:

(1) Medical expenses incurred, or needed to be incurred, by the Participant, the Participant’s spouse, or any dependents of the Participant;

(2) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(3) Payment of tuition, related educational fees and room and board expenses, for the next 12 months of post-secondary education for the Participant, the Participant’s spouse, children, or other dependents;

(4) Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;

(5) Payments for funeral expenses of a Participant’s deceased parent, spouse or child; and

(6) Such other events, expenses or conditions as the Secretary of the Puerto Rico Department of the Treasury may determine from time to time.

The Administrator in its discretion may further limit the purposes for which hardship withdrawals will be permitted, provided that any additional restrictions on withdrawals are applied uniformly and do not discriminate in favor of Highly Compensated Employees.

(b) Necessary to Satisfy Financial Need. A withdrawal from the Plan shall be deemed necessary in order to satisfy an immediate financial hardship only if:

(1) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount of an immediate financial need may include any amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution;

(2) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans (determined at the time of the loan) currently available under all plans maintained by the Company or the Participating Employer; and

(c) A Participant who makes a withdrawal pursuant to this Section 10.2 shall not be permitted to make Pre-Tax Contributions until the end of the twelve (12) month period commencing on the date such withdrawal was received by the Participant.

(d) A Participant who makes a withdrawal pursuant to this Section 10.2 may not make Pre-Tax Contributions for such Participant’s taxable year immediately following the taxable year of such withdrawal that is in excess of the applicable limit under PR-Code Section 1081.01(d)(7)(A) for such immediately following taxable year less the amount of such Participant’s Pre-Tax Contributions for the taxable year in which such Participant made the withdrawal.

10.3 Other Withdrawals. To the extent a Participant is ineligible for a distribution under Sections 10.2, at the request of the Participant and upon the Administrator’s written direction, the Trustee shall distribute to such Participant from his or her After-Tax Contributions Account, Rollover Contributions Account, and the vested portion of his Matching Contributions Account, such part or all of the amounts credited to such Accounts; provided that the withdrawal of any amount in excess of the Participant’s own After-Tax Contributions and Rollover Contributions shall be distributed, as the Plan Administrator shall determine, only for a demonstrated financial need related to the health, education or welfare of the Participant or the Participant’s dependents.

No withdrawals of the vested portion of a Participant’s Matching Contributions Account shall be permitted unless the Participant’s After-Tax Contributions Account, and Rollover Contributions Account are then, or previously have been, completely withdrawn.

Participants’ elections to make an in-service withdrawal shall be evidenced in writing on a form approved by the Administrator. The Administrator shall be entitled to require suitable evidence to determine the reason and nature of the request for any such withdrawal before authorizing the payment.

10.4 Tax Pre-payment Withdrawals. Pursuant to Puerto Rico Act 87 of May 13, 2006 and Act 244 of November 10, 2006, at the request of the Participant and upon the Administrator’s direction, the Trustee shall distribute on behalf of such Participant, from his or her Accounts (excluding his After-Tax Contributions Account and Loan Account), part or all of the amounts credited to such Accounts for the purpose of pre-payment of tax on the vested amounts in such Accounts. Such distributions are only permitted beginning December 1, 2006 through December 31, 2006. Payment of any distribution made pursuant to this Section 10.4 will be made by certified check, money order, or manager’s check payable to the Puerto Rico Secretary of Treasury. If a Participant elects a distribution to pre-pay the tax on only a portion of the vested amounts in his Accounts, the amount for which taxes have been pre-paid will be allocated pro-rata among the Participant’s Accounts for which a distribution is permitted.

10.5 Reemployment of a Participant Receiving Benefits Hereunder. In the event that a Participant has terminated employment, is receiving Plan benefits hereunder and is subsequently reemployed as an Eligible Employee by a Participating Employer or an Affiliate prior to such Participant’s Normal Retirement Date, payment of the Participant’s benefits hereunder shall be suspended during the period of reemployment occurring prior to such Normal Retirement Date.

10.6 Source of Benefits. All benefits to which persons become entitled hereunder shall be provided only out of the Trust and only to the extent that the Trust is adequate therefore. No benefits are provided under the Plan except those expressly described herein. Each Participant and Beneficiary assumes all risk connected with any decrease in the market value of any assets held under the Plan. The Participating Employers do not in any way guarantee the Trust against any loss or depreciation, or the payment of any amount that may be or become due to any person from the Trust.

10.7 Incompetent Payee. If in the opinion of the Administrator a person entitled to payments hereunder is disabled from caring for his or her affairs because of physical or mental condition, payment due such person may be made to such person’s guardian, conservator, or other legal personal representative upon furnishing the Administrator with evidence satisfactory to the Administrator of such status. Prior to the furnishing of such evidence, the Administrator may cause payments due the person under disability to be made, for such person’s use and benefit, to any person or institution then in the opinion of the Administrator caring for or maintaining the person under disability. The Administrator shall have no liability with respect to payments so made. The Administrator shall have no duty to make inquiry as to the competence of any person entitled to receive payments hereunder.

10.8 Payments Pursuant to Qualified Domestic Relations Order. Except as otherwise expressly permitted by the Plan or required by law, the interests of persons entitled to benefits under the Plan may not in any manner whatsoever be assigned or alienated, whether voluntarily or involuntarily, or directly or indirectly. However, the Plan shall comply with the provisions of any court order, which the Administrator determines is a qualified domestic relations order as defined in ERISA Section 206. Payments shall be made to the “alternate payee” pursuant to a qualified domestic relations order in a form and amount otherwise permitted under the Plan and shall commence as of the date provided in such order which is otherwise permitted under the Plan with respect to payments to Participants; provided, however, that:

(a) The qualified domestic relations order may provide for payment to commence on or after the date the Participant attains age 50 in a form otherwise permitted under the Plan even if the Participant is still actively employed as of such date and not otherwise currently entitled to benefit distribution; provided, however, if the value of the benefit payable to the alternate payee as of the date of distribution does not exceed the Cash-Out Amount, payment shall be made to the alternate payee in a lump sum payment as soon as administratively feasible after the order is determined to be a qualified domestic relations order.

(b) If the qualified domestic relations order so provides, payment may be made to the alternate payee in a lump sum payment to be paid as soon as administratively feasible following the date of the Administrator’s determination that the order is a qualified domestic relations order, unless the order specifically provides for payment to be made at a later time, and if the value of the benefit payable to the alternate payee exceeds the Cash-Out Amount, only if the alternate payee consents in writing to such distribution.

10.9 Payment of Taxes. The Trustee may pay any estate, inheritance, income, or other tax, charge, or assessment attributable to any benefit payable hereunder which in the Trustee’s opinion it shall be or may be required to pay out of such benefit. The Trustee may require, before making any payment, such release or other document from any taxing authority and such indemnity from the intended payee as the Trustee shall deem necessary for its protection.

10.10 Conditions Precedent. No person shall be entitled to a benefit hereunder until his or her right thereto has been finally determined by the Administrator nor until he or she has submitted to the Administrator relevant data reasonably requested by the Administrator, including, but not limited to, proof of birth or death.

10.11 Company Directions to Trustee. The Administrator shall issue such written directions to the Trustee as are necessary to accomplish distributions to the Participants and Beneficiaries in accordance with the provisions of the Plan.

10.12 Direct Rollovers. Effective January 1, 2011, a Participant or Beneficiary (the “distributee”) who receives a distribution from his or her entire Account within a single taxable year by reason of his or her separation from service is entitled to elect to have all or a portion of the amount to be paid transferred in a direct rollover to another Puerto Rico qualified retirement plan or individual retirement account (IRA) established in Puerto Rico, provided the distributee specifies the plan or IRA to which such benefit is to be paid as required by the Administrator. The distributee may specify no more than one qualified retirement plan or IRA to which the benefit will be paid. If the distributee does so elect and timely provide the information required by the Administrator, the Administrator shall instruct the Trustee to make a direct rollover of the distributee’s benefit to the Trustee or custodian of the qualified retirement plan or IRA identified by the distributee, for the benefit of the distributee.

ARTICLE XI

TRUST

11.1 Composition. All sums of money and all securities and other property received by the Trustee for purposes of the Plan, together with all investments made therewith, the proceeds thereof, and all earnings and accumulations thereon, and the part from time to time remaining shall constitute the “Trust.”

11.2 Trustee. The Trust shall be held and invested by one or more Trustees. The selection, appointment and removal of each Trustee shall be made by the Company. The Company shall have the right at any time to remove a Trustee and appoint a successor thereto, subject only to the terms of any applicable Trust Agreement. The Company shall have the right to determine the form and substance of each Trust Agreement under which any part of the Trust is held, subject only to the requirement that the Trust Agreement shall not be inconsistent with the provisions of the Plan.

11.3 Compensation and Expenses of Trustee. The Trustee shall be entitled to receive such reasonable compensation for its services as may be agreed upon with the Company. The Trustee shall also be entitled to reimbursement for all reasonable and necessary costs, expenses, and disbursements incurred by it in the performance of its services. Such compensation and reimbursements shall be paid from the Trust if not paid by the Participating Employers in such proportions as the Company directs.

11.4 No Diversion. The Trust shall be for the exclusive purpose of providing benefits to Participants under the Plan and their beneficiaries and defraying reasonable expenses of administering the Plan. Such expenses may include premiums for the bonding of Plan officials required by ERISA. No part of the corpus or income of the Trust may be used for, or diverted to, purposes other than for the exclusive benefit of Participants and Beneficiaries. Notwithstanding the foregoing:

(a) If any contribution or portion thereof is made by a Participating Employer by a mistake of fact, the Trustee shall, upon written request of the Company or the Participating Employer, return such contribution or portion thereof to the Participating Employer within one year after the payment of the contribution to the Trustee; however, earnings attributable to such contribution or portion thereof shall not be returned to the Participating Employer but shall remain in the Trust, and the amount returned to the Participating Employer shall be reduced by any losses attributable to such contribution or portion thereof.

(b) Contributions by a Participating Employer are conditioned upon initial qualification of the Plan as to such Participating Employer under PR-Code Section 1081.01(a). If the Plan receives an adverse determination with respect to such initial qualification, the Trustee shall, upon written request of the Company or the Participating Employer, return the amount of such contribution to the Participating Employer within one year after the date of denial of qualification of the Plan. For this purpose, the amount to be so returned shall be the contributions actually made, adjusted for the investment experience of, and any expenses chargeable against, the portion of the Trust attributable to the contributions actually made.

(c) Contributions by the Participating Employers are conditioned upon the deductibility of each contribution under PR-Code Section 1033.09(a). To the extent the deduction is disallowed, the Trustee shall, upon written request of the Company or the Participating Employer, return such contribution to the Participating Employer within one year after the disallowance of the deduction; however, earnings attributable to such contribution (or disallowed portion thereof) shall not be returned to the Participating Employer but shall remain in the Trust, and the amount returned to the Participating Employer shall be reduced by any losses attributable to such contribution (or disallowed portion thereof).

In the case of any such return of a contribution, the Administrator shall cause such adjustments to be made to the Accounts of Participants as it considers fair and equitable under the circumstances resulting in the return of such contribution.

ARTICLE XII

ADMINISTRATION OF PLAN

12.1 Administration by Company. The Company is the Administrator of the Plan for purposes of ERISA. Except as expressly otherwise provided herein, the Company, as Administrator, shall control and manage the operation and administration of the Plan, interpret the Plan, decide disputes, determine the eligibility of Employees to participate in the Plan, and make all other decisions and determinations incident to the administration of the Plan. Except in cases where the Plan expressly requires action on behalf of the Company to be taken by the Board, action on behalf of the Company may be taken by any of the following:

(a) The Board or the Compensation Committee of the Board.

(b) The Chief Executive Officer of the Company.

(c) The Senior Vice President of Human Resources of the Company.

(d) Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the Chief Executive Officer of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

12.2 Certain Fiduciary Provisions. For purposes of the Plan:

(a) Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

(b) A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(c) To the extent permitted by any applicable Trust agreement, a Named Fiduciary with respect to control or management of the assets of the Plan may appoint an investment manager or managers, as defined in ERISA, to manage (including the power to acquire and dispose of) any assets of the Plan.

(d) At any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation; except that such allocation shall not include any responsibility, if any, in a trust agreement to manage or control the assets of the Plan other than a power under the Trust agreement to appoint an investment manager as defined in ERISA.

(e) Unless expressly prohibited in the appointment of a Named Fiduciary, which is not the Company, acting as provided in Section 12.1, such Named Fiduciary by written instrument, may designate a person or persons other than such Named Fiduciary to carry out any or all of the fiduciary responsibilities under the Plan of such Named Fiduciary; except that such designation shall not include any responsibility, if any, in a trust agreement to manage or control the assets of the Plan other than a power under the trust agreement to appoint an investment manager as defined in ERISA.

(f) A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

Each Named Fiduciary (other than the Company), each other fiduciary, each person employed pursuant to (b) above, and each investment manager shall be entitled to receive reasonable compensation for services rendered, or for the reimbursement of expenses properly and actually incurred in the performance of their duties with the Plan and to payment therefore from the Trust if not paid directly by the Participating Employers in such proportions as the Company shall determine. Notwithstanding the foregoing, no person so serving who already receives full-time pay from any employer whose Employees are Participants, or from an employee organization whose members are Participants, shall receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

12.3 Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other instrument, which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made, or presented to the proper party.

12.4 Correction of Errors. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Trustees. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company in its discretion considers appropriate. Such adjustments shall be final and binding on all persons. Any return of a contribution due to a mistake in fact will be subject to Section 11.4.

12.5 Records. Each Participating Employer, each fiduciary with respect to the Plan, and each other person performing any functions in the operation or administration of the Plan or the management or control of the assets of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by ERISA or any other applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by ERISA or other applicable law.

12.6 General Fiduciary Standard. Each fiduciary shall discharge his or her duties with respect to the Plan solely in the interests of Participants and their beneficiaries and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

12.7 Prohibited Transactions. A fiduciary with respect to the Plan shall not cause the Plan to engage in any prohibited transaction within the meaning of ERISA.

12.8 Claims Procedure.

12.8.1 In General. The Administrator will notify a Participant in writing within 90 days of the Participant’s written application for benefits of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice will set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If the Administrator determines that a Participant is not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant will have the opportunity to have his or her claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt by the Participant of the notice issued by the Administrator. Said petition will state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Administrator of said petition, the Administrator will afford the Participant (and his or her counsel, if any) an opportunity to present the Participant’s position to the Administrator in writing, and said Participant (or his or her counsel) will have the right to review the pertinent documents, and the Administrator will notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the Participant.

In the event of the death of a Participant, the same procedure will be applicable to the Participant’s Beneficiaries.

12.8.2 Disability Benefit Claims. For disability benefits under the Plan, special claim rules apply. In the case of a disability benefit claim, the time periods for filing and appealing a claim set out in this Section 12.8.2 apply instead of the time periods under the general claims procedure described in Section 12.8.1. There are also additional rules that apply, such as information that must be provided in certain cases when a disability benefit claim is denied. Where there is not an additional rule or a substitute rule that applies, the general claims procedure described in Section 12.8.1 applies. For purposes of these special rules, a “disability benefit claim” is a claim where the payment of the benefit depends on a determination by the Plan that the Participant is disabled.

(a) The Administrator will notify the Participant of its determination regarding the availability of benefits within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Participant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the Participant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Participant shall be afforded at least 45 days within which to provide the specified information.

(b) If a claim is denied, Participants have 180 days following receipt of the denial within which to appeal the determination. The Participant’s appeal will be reviewed in a manner that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor a subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such professional may not be an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal or a subordinate of such individual. If the Participant requests, the Plan will furnish the Participant with the identity of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Participant’s benefit denial (without regard to whether the advice was relied upon in making the benefit determination).

(c) The Administrator will notify a Participant of the Plan’s benefit determination on appeal within a reasonable period of time, but not later than 45 days after receipt of the Participant’s request for review by the Plan, unless the Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 45-day period. In no event will such extension exceed a period of 45 days from the end of the initial period.

The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on appeal.

(d) The period of time within which an initial benefit determination or benefit determination following an appeal is required to be made will begin at the time the claim or appeal is filed in accordance with the procedures of the Plan, without regard to whether all the information necessary to make a determination accompanies the filing. In the event that a period of time is extended as permitted in Section 12.8.2(a) or (c) due to a Participant’s failure to submit information necessary to decide a claim, the period for making the determination will be tolled from the date on which the notification of the extension is sent to the Participant until the date on which the Participant responds to the request for additional information.

(e) In the case of any benefit denial, including denial after appeal, if an internal rule, guideline, protocol, or other similar criterion was relied upon in denying the benefit, the Participant will be furnished with either: (1) the specific rule, guideline, protocol, or other similar criterion; or (2) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the denial and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Participant upon request.

(f) Benefit denials following an appeal will include the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(g) In the case of the Participant’s death, the same rules will apply to the Participant’s Beneficiary.

(h) These special rules for disability claims described in this Section 12.8.2 apply only if the Plan or someone acting on behalf of the Plan must make the disability determination. They do not apply if the Plan pays a benefit based on a disability determination made by someone else for purposes of another benefit plan or program. For example, if the Plan pays a disability benefit only to Participants who are determined to be disabled by Social Security or who are determined to be disabled by an insurer under the employer’s disability insurance policy, these special rules do not apply. Instead, the rules for other claims, described in Section 12.8.1, apply.

12.9 Bonding. Plan personnel shall be bonded to the extent required by ERISA. Premiums for such bonding may, in the sole discretion of the Company, be paid in whole or in part from the Trust. Such premiums may also be paid in whole or in part by the Participating Employers in such proportions as the Company shall determine. The Company may provide by agreement with any person that the premium for required bonding shall be paid by such person.

12.10 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

12.11 Agent For Legal Process. The Corporate Secretary of the Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

12.12 Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and Employee of the Participating Employers against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

12.13 Use of Electronic Media. Notwithstanding anything herein to the contrary, but subject to the requirements of ERISA, the PR-Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Participating Employer shall be effective if accomplished by another method or methods required or made available by the company or Participating Employer with respect to that action or communication, including e-mail, telephone response systems, intranet systems or the Internet.

12.14 Section 404(c) Provisions. The Plan is intended to constitute a plan described in ERISA Section 404(c), and the regulations thereunder. As a result, with respect to elections described in the Plan and any other exercise of control by a Participant or his or her designated Beneficiary over assets in the Participant’s Account, such Participant or designated Beneficiary shall be solely responsible for such actions and neither the Trustee, the Administrator, the Company, any Participating Employer, any investment manager nor any other person or entity which is otherwise a fiduciary shall be liable for any loss or liability which results from such Participant’s or designated Beneficiary’s exercise of control.

The Company shall provide to each Participant or his or her designated Beneficiary the information described in Section 2550.404c-1(b)(2)(i)(B)(1) of the Department of Labor Regulations. Upon request by a Participant or his or her designated Beneficiary, the Company shall provide the information described in Section 2550.404c-1(b)(2)(i)(B)(2) of the Department of Labor Regulations.

ARTICLE XIII

AMENDMENT, TERMINATION, MERGER

13.1 Amendment. Subject to the non-diversion provisions of Section 11.4, the Company, by action of the Board, or by action by any person, persons or committee to whom such authority has been delegated, may amend the Plan at any time and from time to time. Plan amendments required to comply with applicable law may also be adopted by the Chief Executive Officer or President of the Company or by any other officer of the Company to whom the Chief Executive Officer or President of the Company has delegated authority over such amendments. No amendment of the Plan shall have the effect of changing the rights, duties, and liabilities of any Trustee without its written consent. Also, no amendment shall divest a Participant or Beneficiary of Accounts accrued prior to the amendment.

13.2 Reorganizations of Participating Employers. In the event two or more Participating Employers shall be consolidated or merged or in the event one or more Participating Employers shall acquire the assets of another Participating Employer, the Plan shall be deemed to have continued, without termination and without a complete discontinuance of contributions, as to all the Participating Employers involved in such reorganization and their Employees. In such event, in administering the Plan, the corporation resulting from the consolidation, the surviving corporation in the merger, or the employer acquiring the assets shall be considered as a continuation of all of the Participating Employers involved in the reorganization.

13.3 Permanent Discontinuance of Contributions. The Company, by action of the Board, may direct the complete discontinuance of all contributions by all Participating Employers under the Plan. In such event, notwithstanding any provisions of the Plan to the contrary, (a) no Employee shall become a Participant after such discontinuance; and (b) each Participant in the employee of a Participating Employer at the time of such discontinuance shall be 100% vested in his or her Accounts. Subject to the foregoing, all of the provisions of the Plan shall continue in effect, and upon entitlement thereto distributions shall be made in accordance with the provisions of Article X. This Section 13.3 is not applicable if one Participating Employer discontinues its contributions while one or more other Participating Employers continue contributing.

13.4 Termination. The Company, by action of the Board, may terminate the Plan as applicable to all Participating Employers and their Employees. After such termination no Employee shall become a Participant, and no contributions shall be made. Each Participant in the employ of a Participating Employer at the time of such termination shall be 100% vested in his or her Accounts, and he or she shall be entitled to a benefit equal to the value of his or her Accounts determined as of the Valuation Date coincident with or next following the termination of the Plan. Distributions shall be made promptly after the Plan termination. The Plan and any related trust agreement shall continue in force for the purpose of making such distributions.

13.5 Partial Termination. If there is a partial termination of the Plan by operation of law, by amendment of the Plan, or for any other reason, which partial termination shall be confirmed by the Company, each Participant with respect to whom the partial termination applies shall be 100% vested in his or her Accounts. Subject to the foregoing, all of the provisions of the Plan shall continue in effect as to each such Participant, and upon entitlement thereto, distributions shall be made in accordance with the provisions of Article X.

13.6 Merger, Consolidation, or Transfer of Plan Assets. In the case of any merger or consolidation of the Plan with any other plan, or in the case of the transfer of assets or liabilities of the Plan to any other plan, provision shall be made so that each Participant and Beneficiary would (if such other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated). No such merger, consolidation, or transfer shall be effected until such statements with respect thereto, if any, required by ERISA to be filed in advance thereof have been filed.

13.7 Deferral of Distributions. Notwithstanding any provisions of the Plan to the contrary, in the case of a complete discontinuance of contributions to the Plan or of a complete or partial termination of the Plan, the Company or the Trustee may defer any distribution of benefit payments to Participants and Beneficiaries with respect to whom such discontinuance or termination applies until after the following have occurred:

(a) Receipt of a final determination from the Puerto Rico Treasury Department or any court of competent jurisdiction regarding the effect of such discontinuance or termination on the qualified status of the Plan under PR-Code Sections 1081.01(a) and 1081.01(d).

(b) Appropriate adjustment of Accounts to reflect taxes, costs, and expenses, if any, incident to such discontinuance or termination.

ARTICLE XIV

ADOPTION BY PARTICIPATING EMPLOYERS

14.1 Adoption of Plan. With the consent of the Company, any Affiliate may, in accordance with the rules and procedures for adopting the Plan established from time to time by the Company, adopt this Plan as of a date specified by such corporation through proper corporate actions. Certified copies of the corporate resolutions adopting such Plan and any modifications shall be furnished to the Company and the Trustee immediately.

14.2 Merger of Existing Plan. In the event that an Affiliate, at the time it adopts the Plan, maintains a defined contribution plan which is qualified under PR-Code Sections 1081.01(a) and 1081.01(d), it may, upon the approval of the Company and in accordance with the requirements of Section 13.6 hereof, transfer all of the assets of said plan to the Trust hereunder.

ADDENDUM A: PARTICIPANT LOAN PROGRAM

Administrator

The program shall be administered by the Company (the “Loan Administrator”) and, unless otherwise instructed herein, all applications or inquiries about the program should be directed to the Loan Administrator. The Loan Administrator may delegate the administration of the Loan Program to the Trustee or such other third party administrator as authorized by the Loan Administrator.

Procedure

All Participants who are active Employees* may request a loan by contacting the Loan Administrator. Participants who work for an Affiliate are considered active Employees for this purpose. The Loan Administrator will perform loan modeling and notify the loan applicant at the time the request is submitted if the loan is denied. The Loan Administrator will notify the applicant if additional information is needed to process the request.

If the applicant feels that the Loan Administrator determination is incorrect, he or she may bring a claim with the Administrator under the claim procedure described in the Plan and the Summary Plan Description.

The loan will be made only after the applicant has completed the loan request and provided documentation as requested by the Loan Administrator.

The amount of the loan is transferred to a special “Loan Account” for the borrower under the Trust. The Loan Account, which is always 100% vested, is invested in the loan and is the security for the loan. Accrued interest will be added to the Loan Account and payments of principal and interest on the loan will reduce the amount credited to the Loan Account. Loan proceeds are deducted pro rata from each money source type of the Participant’s account available for loans unless the Participant elects that the deduction be made in accordance with the following hierarchy:

(a) Pre-Tax Contributions Account

(b) Vested portion of Matching Contributions Account

Loan amounts may not be deducted from the Employer Discretionary Account, Employee After-tax Account, Employee After-tax Supplemental Account, Retirement Plan Account, Employer Profit Sharing Account, After-tax Match Account, and Rollover Account, however the Employer Discretionary Account, Employee After-tax Account, Employee After-tax Supplemental Account, Employer Profit Sharing Account, After-tax Match Account, and Rollover Account may be included in calculating the maximum amount available for a loan.

*	Loans will be approved to inactive Participants and to Beneficiaries of deceased Participants under very limited circumstances, that is, only if those individuals fall within the definition of a “party-in-interest” as defined under ERISA (e.g. fiduciaries of the Plan and certain owners of the Employer) on the date the loan would be made.

Loan proceeds are deducted pro rata from each investment fund, unless the Participant elects that loan proceeds be deducted from one or more investment funds.

A loan may be prepaid partially or in full as of any regular payment date without penalty.

Basis for Approving Loans

Requests for loans will be approved if they fall within the limits described below. A loan will not be made, however, if the Loan Administrator determines that an applicant does not intend to repay the loan or is not capable of repaying the loan because of other financial obligations.

Limitation on Number, Types and Amounts of Loans

Each Participant is allowed only one outstanding loan at any time. Notwithstanding the foregoing, if a Participant defaults on a loan solely due to an administrative error on the part of the Company, such loan shall not be considered outstanding for purposes of the foregoing sentence. Effective October 1, 2006, a Participant may request a new loan not earlier than 30 days following the date an outstanding prior loan is paid in full.

The minimum loan amount is $1,000. The plan charges an initial fee for a loan request. The initial fee is deducted from the gross amount of the loan requested at the time the loan is made. The plan also charges an annual administration fee. The annual administration fee is deducted from the Participant’s account automatically in July, starting in the second calendar year after the loan was issued.

The maximum loan amount is the lesser of (a) 50% of the borrower’s vested Account balance, (excluding amounts allocated to a Participant’s Retirement Plan Account), (b) the amount in the Participant’s Accounts from which loan amounts may be deducted, or (c) $50,000. If the borrower had another loan outstanding from the Plan during the one-year period ending on the day before the date of the new loan, the $50,000 limit is reduced by the excess of the highest outstanding balance of the borrower’s loan from the Plan during the one-year period, over the outstanding balance of such loan on the date on which the new loan is made. (The amount of the new loan is disregarded when making the reduction in the preceding sentence.)

There are no restrictions on the uses that a borrower may make of the borrowed money.

Repayment

Loans to active Employees* will be repaid out of each paycheck by payroll deduction. Loans will be repaid by bank checks or Electronic Bank Transfer (EBT) sent in monthly if the active Employee is on an approved leave of absence or employed by a nonparticipating Affiliate of the Plan. Loans will be amortized on a payroll period basis and repaid in substantially equal

*	Loans will be approved to inactive Participants and to Beneficiaries of deceased Participants under very limited circumstances, that is, only if those individuals fall within the definition of a “party-in-interest” as defined under ERISA (e.g. fiduciaries of the Plan and certain owners of the Employer) on the date the loan would be made.

installments (principal and interest), generally over a 5-year period. The borrower may request a shorter repayment period, but not less than one year.

Upon termination of employment for any reason, the Participant has 30 days from the Participant’s termination date to pay the outstanding balance in full, at which time the entire unpaid principal and accrued interest on the promissory note shall become immediately due and payable. The Plan Administrator, may, in the case of the sale or closing of an Affiliate, permit continuation of loan payments following the sale or closing, determined on a case-by-case basis in accordance with nondiscriminatory rules.

Rate of Interest

The interest rate shall be the prevailing rate of interest, at the beginning of the month in which the proceeds of the loan are paid to the borrower, calculated at the annual prime rate as received by Vanguard from Reuters.

Security

Loans are secured by the borrower’s Loan Account, which shall not, at the time the loan is made, exceed 50% of the borrower’s total vested Account balance excluding amounts allocated to a Participant’s Retirement Plan Account.

Default/Deemed Distribution

The Loan Administrator will notify the borrower if a payment has not been received thirty (30) days after it became due. The borrower is allowed a 90-day cure period beginning the date of the missed payment in which to tender the missed payment to the Loan Administrator. Failure to tender the missed payment prior to the end of the cure period will result in a deemed distribution of the entire outstanding balance of the loan including interest at the time of such failure. The Loan Administrator will notify the borrower that a deemed distribution has occurred and demand that the deemed distribution be repaid. By requesting a loan under this program the borrower agrees that if the deemed distribution has not been repaid when the borrower is able to request and receive a distribution under the terms of the Plan, the promissory note will be distributed and the borrower’s vested Account balance will be reduced in the amount of the unpaid principal plus any accrued interest. In the event of a deemed distribution, the amount of unpaid principal and interest will be treated as a distribution, which means that the borrower will be liable for income taxes and any applicable excise taxes on the unpaid amount. At no time may a borrower receive a loan if a deemed distribution has not been repaid unless the promissory note has been distributed and the borrower’s vested Account balance has been reduced in the amount of the deemed distribution.

If a borrower defaults on a loan, the borrower will be suspended from making Pre-Tax Contributions to the Plan for twelve months and ineligible to borrow from the Plan for twelve months following the date of default. Notwithstanding the foregoing, if a borrower defaults on a loan solely due to an administrative error on the part of the Company, such limitations shall not apply.

Suspension During Approved Leave of Absence

A deemed distribution will not occur during the time the Participant is on an approved leave of absence (not to exceed one year) without pay or at a rate of pay (after income and employment tax withholding) less than the Participant’s minimum required loan payment and does not make loan payments during the leave. In that event, the payments not made during the leave, plus interest, shall be added to the remaining principal balance of the loan and re-amortized over the remaining term of the loan on the date the Participant returns from leave.

A deemed distribution will not occur during the time the Participant is on an approved leave of absence while performing military service as defined under the Uniformed Services Employment and Reemployment Rights Act or any other applicable federal law. In that event, the payments not made during the leave plus interest shall be added to the remaining principal balance of the loan. The resulting outstanding balance shall be re-amortized over the period equal to the remaining term of the loan plus the period of military service beginning on the date the Participant returns from leave.

Repayment or Default of Loan Upon Death

If a Participant with an outstanding loan balance dies, the Loan Administrator will notify each Beneficiary or his or her right to repay the loan within 90 days of the death of the Participant, or if earlier, before the distribution or transfer of the account occurs. If the Beneficiary does not repay the loan, then benefit payable to the Beneficiary or Beneficiaries will be determined by first reducing the Account by the amount of the unpaid loan and then calculating the amount payable to each Beneficiary. The unpaid loan amount will be deemed a distribution to the estate of the Participant.

A loan request shall be considered a request by a Participant to self-direct the investment of the portion of the Account included in the loan and all amounts allocated or transferred to a Loan Account. To that extent, the Participant will be a Named Fiduciary and will be solely responsible for the decision to borrow from the Plan.

The loan program and the promissory notes shall be governed by Puerto Rico law to the extent it is not preempted by federal law, or unless otherwise specified in the Promissory Note, and all notes shall be payable in Puerto Rico. The Company reserves the power to amend or suspend this loan program.

ADDENDUM B: SPECIAL VOLUNTARY EARLY RETIREMENT BENEFIT

Notwithstanding any other provisions of the Plan, Participants who meet the eligibility terms and conditions of this Addendum B shall be entitled to a special voluntary early retirement benefit under the Voluntary Early Retirement Program (the “Program”) in accordance with this Addendum B.

B.1 – Definitions

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in Article 2 of the Plan.

B.2 – Eligibility to Participate

A Participant shall be eligible for a special voluntary early retirement benefit provided the Participant satisfies the following conditions:

1.	The Participant is age 62 or older as of May 1, 2007;

2.	The Participant retires from the Employer on or after March 1, 2007 and no later than June 29, 2007;

3.	The Participant did not and will not receive severance benefits (whether voluntary or involuntary) from the Employer;

4.	The Participant is eligible to receive Retirement Plan Account contributions under the Plan;

5.	If the Participant retires on or after May 1, 2007, the Participant elects to participate in the Program and receive this special voluntary early retirement benefit; and

6.	The Participant executes a Release Form acceptable to the Administrator.

B.3 – Benefit

A Participant who meets the eligibility requirements in Section B.2 of this Addendum shall receive an additional contribution to his or her Retirement Plan Account equal to 25% of Compensation. Compensation from May 1, 2006 through April 30, 2007 will be used to determine the contribution amount.

B.4 – Other Provisions

All other provisions of the Plan shall apply to the extent not inconsistent with the benefit described in B.3 of this Addendum.

ADDENDUM C: SPECIAL VOLUNTARY EARLY RETIREMENT BENEFIT

Notwithstanding any other provisions of the Plan, Participants who meet the eligibility terms and conditions of this Addendum C shall be entitled to a special voluntary early retirement benefit under the Voluntary Early Retirement Program (the “Program”) in accordance with this Addendum C.

C.1 - Definitions

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in Article 2 of the Plan.

C.2 - Eligibility to Participate

A Participant shall be eligible for a special voluntary early retirement benefit provided the Participant satisfies the following conditions:

1.	The Participant is age 60 or older as of April 1, 2009;

2.	The Participant retires from the Employer on or after February 1, 2009 and no later than May 29, 2009;

3.	The Participant did not and will not receive severance benefits (whether voluntary or involuntary) from the Employer;

4.	The Participant is eligible to receive Retirement Plan Account contributions under the Plan as of April 1, 2009;

5.	If the Participant retires on or after April 6, 2009, the Participant elects, within the required timeframe, to participate in the Program and receive this special voluntary early retirement benefit; and

6.	The Participant executes a Release form acceptable to the Administrator.

C.3 - Benefit

A participant who meets the eligibility requirements in Section C.2 of this Addendum shall receive an additional contribution to his or her Retirement Plan Account equal to 25% of Compensation. Generally, Compensation from May 1, 2008 through April 30, 2009 will be used to determine the contribution amount. However, in the event Compensation data for such period is unavailable for a particular Participant, the Company will use the most recent annual Compensation data available in accordance with consistent administrative practices.

For participants who meet the eligibility requirements in Section C.2 of this Addendum, benefits under the Plan will be 100% vested.

C.4 - Other Provisions

All other provisions of the Plan shall apply to the extent not inconsistent with the terms of this Addendum.